                               PURCHASE AGREEMENT


                                  by and among

                    Kinder Morgan Energy Partners, L.P. and
                            Kinder Morgan G.P., Inc.

                                      and

                   Santa Fe Pacific Pipeline Partners, L.P.,
                      Santa Fe Pacific Pipelines, Inc. and
                          SFP Pipeline Holdings, Inc.



                                October 18, 1997

                               TABLE OF CONTENTS

ARTICLE I - PURCHASE AND SALE                                                1
    1.1   Purchase of Acquired Interests                                     1
          (a)  Trading Partnership GP Interest                               1
          (b)  Operating Partnership LP Interest                             1
    1.2   Liquidation of Trading Partnership                                 2
          (a)  Amendment of Trading Partnership Agreement                    2
          (b)  Liquidation                                                   2
          (c)  Fractional Units                                              2
          (d)  Exchange Agent                                                3
          (e)  Exchange Procedures                                           3
          (f)  Distributions with Respect to Unexchanged Units               4
          (g)  No Further Ownership Rights in Trading Partnership
               Common Units                                                  4
          (h)  Termination of Exchange Fund                                  5
          (i)  No Liability                                                  5
    1.3   Transactions Involving Operating Partnership                       5
          (a)  Amendment of Agreement                                        5
          (b)  Special Distribution                                          6
          (c)  Put Right                                                     6
          (d)  Call Right                                                    6
          (e)  Registration                                                  7
    1.4   Certain Agreements with Respect to VREDs                           7
          (a)  Assignment of Common Units                                    7
          (b)  Negotiations with VREDs and Assumption of Obligations         8
          (c)  Benefit of Negotiations                                       8

ARTICLE II - CLOSING                                                         8
    2.1   Closing                                                            8

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SF PARTIES               9
    3.1   Organization and Existence                                         9
    3.2   Authority; Binding Effect                                          9
    3.3   SEC Filings                                                        9
    3.4   Information Supplied                                               10
    3.5   No Material Adverse Change                                         10
    3.6   Ownership                                                          10
    3.7   No Conflict                                                        11
    3.8   No Default                                                         11
    3.9   Financial Statements                                               12
    3.10  Copies Complete                                                    12
    3.11  Recommendation of Special Committee                                12
    3.12  Brokerage Arrangements                                             12


ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE KM PARTIES                12
    4.1   Organization and Existence                                         13
    4.2   Authority; Binding Effect                                          13
    4.3   SEC Filings                                                        13
    4.4   Financial Statements                                               13
    4.5   Information Supplied                                               14
    4.6   No Material Adverse Change                                         14
    4.7   No Conflict                                                        14
    4.8   No Default                                                         15
    4.9   Copies Complete                                                    15
    4.10  Brokerage Arrangements                                             15
    4.11  Opinion of Financial Advisor                                       15
    4.12  Purchaser Common Units                                             15

ARTICLE V - ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS         16
    5.1   Access to Information                                              16
    5.2   Conduct of Business                                                16
          (a)  Ordinary Course                                               16
          (b)  Restrictions on Trading Partnership and Operating Partnership 16
          (c)  General Business                                              18
          (d)  Employees of SF General Partner                               19
          (e)  Restrictions on Purchaser                                     19
    5.3   Certain Filings                                                    20
    5.4   SF Unit Holders' Meeting                                           21
    5.5   KM Unit Holders' Meeting                                           21
    5.6   Affiliates                                                         21
    5.7   First Mortgage Notes; Credit Agreement                             21
    5.8   Other Consents                                                     22
    5.9   No Solicitation                                                    22
    5.10  Permitted Actions                                                  22
    5.11  Indemnified Debt                                                   23
    5.12  Transfer                                                           24
    5.13  Further Action; Reasonable Best Efforts                            24
    5.14  Notification of Certain Matters                                    25
    5.15  Certain Indebtedness                                               25
    5.16  Financial Statements                                               25
    5.17  Merger of New LP                                                   26
    5.18  No Public Announcement                                             26
    5.19  Expenses                                                           26
    5.20  NYSE Listing                                                       27
    5.21  Consistent Tax Reporting                                           27


ARTICLE VI - CONDITIONS TO CLOSING                                           28
          6.1  Conditions to Each Party's Obligations                        28
               (a)  Purchaser's Unit Holders                                 28
               (b)  Trading Partnership's Unit Holders                       28
               (c)  First Mortgage Notes; Credit Agreement                   28
               (d)  Kinder Morgan Credit Agreement                           28
               (e)  California PUC Approval                                  28
               (f)  HSR Act                                                  28
               (g)  Escrow Agreement                                         28
               (h)  Operating Partnership Agreement                          28
               (i)  Registration Statement                                   29
               (j)  Governmental Approvals                                   29
               (k)  No Governmental Restraint                                29
               (l)  VREDs                                                    29
          6.2  Conditions to the KM Parties' Obligations                     29
               (a)  No Material Adverse Change                               29
               (b)  Representations and Warranties; Performance              29
               (c)  FIRPTA Certificate                                       30
               (d)  Authority on Bank Accounts                               30
               (e)  Tax Opinion                                              30
               (f)  Fairness Opinion                                         30
               (g)  Tax Opinion                                              31
          6.3  Conditions to the SF Parties' Obligations                     31
               (a)  No Material Adverse Change                               31
               (b)  Representations and Warranties; Performance              31
               (c)  Tax Opinion                                              31
               (d)  Tax Opinion                                              32
               (e)  Liquidation Distribution                                 32
               (f)  Fairness Opinion                                         33
               (g)  Pending Claims                                           33
               (h)  Increased Distribution                                   33

ARTICLE VII - EMPLOYEES AND EMPLOYEE BENEFITS                                33
          7.1  Severance Obligations                                         33
          7.2  Severance Process                                             34
          7.3  Increased Severance Costs                                     34
          7.4  Employment by SF General Partner                              34
          7.5  Employee Benefit Plans                                        34

ARTICLE VIII - TERMINATION                                                   34
          8.1  Events of Termination                                         35
               (a)  Consent                                                  35
               (b)  Failure of KM Parties                                    35
               (c)  Failure of SF Parties                                    35
               (d)  Orders                                                   35


               (e)  Outside Date                                             35
               (f)  Failure of Unit Holders to Approve                       36
               (g)  MAE of SF Parties                                        36
               (h)  MAE of KM Parties                                        36
               (i)  Superior Transaction                                     36
               (j)  SF Recommendation                                        36
               (k)  KM Recommendation                                        36
               (l)  Purchaser Average Price                                  36
          8.2  Effect of Termination                                         36
               (a)  No Liability                                             36
               (b)  Expense Reimbursement                                    37
               (c)  Specific Performance                                     37
               (d)  Other Remedies                                           37
ARTICLE IX - INDEMNIFICATION                                                 37
          9.1  Indemnification of Certain SF Parties                         37
          9.2  Indemnification of the KM Parties                             38
               (a)  Debt Indemnity                                           38
               (b)  Special Indemnity                                        38
               (c)  Other Indemnity                                          38
          9.3  Termination                                                   39
          9.4  Demands                                                       39
          9.5  Right to Contest and Defend                                   39
          9.6  Cooperation                                                   40
          9.7  Right to Participate                                          40
          9.8  Payment of Damages                                            40

ARTICLE X - MISCELLANEOUS                                                    41
          10.1 Nonsurvival of Representations and Warranties                 41
          10.2 Notices                                                       41
          10.3 Governing Law                                                 42
          10.4 Entire Agreement; Amendments and Waivers                      43
          10.5 Binding Effect and Assignment                                 43
          10.6 Severability                                                  43
          10.7 Headings                                                      43
          10.8 Execution                                                     43

    Exhibits
    --------

         Exhibit 5.6   Affiliates Letter
         Exhibit 7.3   Amendment to Severance Program


    Schedules
    ---------

         Schedule 3.1          Foreign Qualifications
         Schedule 3.9          SF Financials
         Schedule 4.4          KM Financials
         Schedule 5.2(b)(ii)

         Schedule 5.2(b)(vi)

         Schedule 5.2(b)(viii)
         Schedule 5.2(b)(xi)
         Schedule 5.2(d)
         Schedule 7.1(c)


                                 Defined Terms
                                 -------------
Acquired Interests                                                 1
Acquiring Person                                                   19
Agreement                                                          1
Amended and Restated Operating Partnership Agreement               5
Call Notice                                                        6
Certificates                                                       3
Claim                                                              36
Closing                                                            8
Closing Balance Sheet Date                                         24
Closing Date                                                       8
Closing Financial Statements                                       24
Code                                                               22
Common Unit Operating Partnership LP Interest                      1
Confidentiality Agreements                                         15
Credit Agreement                                                   20
Debt Indemnity                                                     35
Employees                                                          31
Employment Agreements                                              31
Environmental Permits                                              22
Escrow Agreement                                                   7
Exchange Act                                                       9
Exchange Agent                                                     3
Exchange Fund                                                      3
Financial Statements                                               11
First Mortgage Notes                                               16
Fractional Unit Payment                                            2
Goldman Opinion                                                    14
Holdings                                                           1
HSR Act                                                            10
Indemnified Debt                                                   35
Joint Proxy Statement/Prospectus                                   19
KM Financial Statements                                            13
KM General Partner                                                 1
KM Parties                                                         8
KM Unit Holders' Meeting                                           20
Letter of Transmittal                                              3
Liquidation Distribution                                           2
Losses                                                             35
Material Adverse Effect                                            10
New LP                                                             1


Notice                                                             38
Operating Partnership                                              1
Other Indemnity                                                    36
Other Permits                                                      23
Possible Alternatives                                              20
Purchaser                                                          1
Purchaser Average Price                                            34
Purchaser Common Units                                             1
Put Notice                                                         6
Put/Call Units                                                     6
Registration Statement                                             19
Remaining Operating Partnership LP Interest                        2
Required Consents                                                  10
SEC                                                                19
Securities Act                                                     6
Severance Program                                                  31
SF General Partner                                                 1
SF Parties                                                         8
SF Unit Holders' Meeting                                           19
Smith Barney Opinion                                               11
Special Committee                                                  11
Special Distribution                                               5
Special Limited Partnership Interest                               5
Superior Transaction                                               21
Trading Partnership                                                1
Trading Partnership Agreement Amendment                            10
Trading Partnership Common Units                                   2
Trading Partnership GP Interest                                    1
VREDs                                                              7

                               PURCHASE AGREEMENT

    This Purchase Agreement ("Agreement") is made and entered into as of the 18th day of October, 1997, by and among Kinder Morgan Energy Partners, L.P., a Delaware master limited partnership (the "Purchaser"), Kinder Morgan G.P., Inc., a Delaware corporation and general partner of the Purchaser ("KM General Partner"), Santa Fe Pacific Pipeline Partners, L.P., a Delaware master limited partnership (the "Trading Partnership"), Santa Fe Pacific Pipelines, Inc., a Delaware corporation and general partner of the Trading Partnership ("SF General Partner") and SFP Pipeline Holdings, Inc., a Delaware corporation and the parent corporation of the SF General Partner ("Holdings").


                              W I T N E S S E T H:


    WHEREAS, the Trading Partnership is the sole limited partner of SFPP, L.P., a Delaware limited partnership (the "Operating Partnership") of which the SF General Partner is the sole general partner;

    WHEREAS, the Purchaser, directly or indirectly, desires to acquire the interest of the Common Unit holders of the Trading Partnership in the Trading Partnership's 98.9899% limited partnership interest in the Operating Partnership (the "Common Unit Operating Partnership LP Interest") and the SF General Partner's entire general partnership interest in the Trading Partnership (the "Trading Partnership GP Interest") (together, the "Acquired Interests"); and the Trading Partnership and the SF General Partner have agreed to sell the Acquired Interests on the terms and subject to the conditions hereinafter set forth;

    NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:


                                   ARTICLE I
                               PURCHASE AND SALE

    1.1  Purchase of Acquired Interests.
         ------------------------------

    (a) Trading Partnership GP Interest. Prior to the Closing, as defined below, Purchaser and KM General Partner shall form a new Delaware limited partnership ("New LP"). At closing, New LP shall purchase the Trading Partnership GP Interest from the SF General Partner in consideration of $90.2 million (less the amount of the Special Distribution, as defined below) in cash, payable at the Closing by wire transfer of immediately available funds.

    (b) Operating Partnership LP Interest. At the Closing, the Purchaser shall purchase from the Trading Partnership the Common Unit Operating Partnership LP Interest in consideration of a number of Common Units of Purchaser ("Purchaser

Common Units") such that, upon the liquidation of the Trading Partnership as contemplated by Section 1.2 below, each holder of the 19,148,148 Common Units in the Trading Partnership ("Trading Partnership Common Units") shall be distributed a right to receive 1.39 Purchaser Common Units in respect of each Common Unit in the Trading Partnership ("Liquidation Distribution"), and New LP shall establish the Exchange Fund as described in Section 1.2(d). Upon acquisition of the Common Unit Operating Partnership LP Interest, Purchaser shall contribute such interest to New LP.

    1.2  Liquidation of Trading Partnership.
         ----------------------------------

    (a) Amendment of Trading Partnership Agreement. If necessary in, connection with the proposed liquidation of the Trading Partnership set forth below, the Amended and Restated Agreement of Limited Partnership of the Trading Partnership ("Trading Partnership Agreement") shall be amended in a manner reasonably satisfactory to the KM General Partner and SF General Partner to (i) admit New LP as the general partner of the Trading Partnership, (ii) provide that the distribution upon liquidation of the Trading Partnership shall be made such that the partners of the Trading Partnership receive the distributions set forth in
Section 1.2(b) below, and (iii) as required to implement the other transactions contemplated by this Agreement.

    (b) Liquidation. At the Closing, immediately following the completion of the transactions described in Section 1.1, New LP (as general partner of the Trading Partnership) shall cause the Trading Partnership to be liquidated, and shall distribute, in accordance with the Trading Partnership Agreement, as amended (i) to the holders of the Trading Partnership Common Units, the Liquidation Distribution, and (ii) to New LP, the Trading Partnership's remaining limited partnership interest in the Operating Partnership ("Remaining Operating Partnership LP Interest") and any remaining assets of the Trading Partnership. New LP shall cause the liquidation of the Trading Partnership and the distribution of its assets to be effected in full compliance with all applicable laws.

    (c) Fractional Units. Notwithstanding any other provision of this Agreement
(i) no certificates or scrip representing fractional Purchaser Common Units shall be issued upon the surrender for exchange of certificates representing Trading Partnership Common Units, and such fractional unit interests will not entitle the owner thereof to vote or to any rights as a limited partner of the Purchaser, and (ii) each holder of Trading Partnership Common Units exchanged pursuant to the liquidation of the Trading Partnership who would otherwise have been entitled to receive a fractional Purchaser Common Unit (after taking into account all Purchaser Common Units held by such holder at the Closing Date) shall receive, in lieu thereof, from Purchaser in exchange for such fractional unit upon delivery of the Certificates to the Exchange Agent (each as defined below), an amount in cash ("Fractional Unit Payment") (payable in dollars, without interest) equal to the product obtained by multiplying (A) the fractional unit interest to which such holder (after taking into account all Purchaser Common Units held by such holder at the Closing Date) would otherwise be entitled by (B) the average of the high and low trading prices of

Purchaser Common Units on the New York Stock Exchange on the last trading day prior to the Closing Date.

    (d) Exchange Agent. Prior to the mailing of the Joint Proxy Statement/Prospectus, as defined below, Purchaser shall cause New LP to appoint First Chicago Trust Company of New York to act as exchange agent (the "Exchange Agent") for the payment of the Liquidation Distribution and any Fractional Unit Payment. At or prior to the Closing Date, Purchaser shall cause New LP to deposit with the Exchange Agent, for the benefit of the holders of the Trading Partnership Common Units, the estimated aggregate Fractional Unit Payment (the "Exchange Fund") and Purchaser will authorize the Exchange Agent to issue Purchaser Common Units constituting the Liquidation Distribution, for exchange in accordance with this Section 1.2. Purchaser shall cause New LP to deposit with the Exchange Agent any additional funds in excess of the Exchange Fund as and when necessary to pay any Fractional Unit Payment required to be paid under this Agreement. Purchaser shall cause New LP to pay all costs and fees of the Exchange Agent and for all expenses associated with the Liquidation Distribution and the exchange process. Any Purchaser Common Units, or fraction thereof, and any remaining amount of the Exchange Fund or other funds deposited, after the earlier to occur of (i) payment in full of all amounts due to the holders of the Certificates or to the Exchange Agent or (ii) the expiration of the period specified in Section 1.2(h) below, shall be returned to Purchaser or New LP, as applicable.

    (e) Exchange Procedures. Promptly after the Closing Date, Purchaser shall cause New LP to cause the Exchange Agent to mail to each record holder, as of the Closing Date, of an outstanding certificate or certificates that immediately prior to the Closing Date represented Trading Partnership Common Units (the "Certificates"), a form of letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as New LP and the SF General Partner may reasonably specify) and instructions for use in effecting the surrender of the Certificate(s) and payment therefor. Upon surrender to the Exchange Agent of such Certificates, together with such properly completed and duly executed Letter of Transmittal, the holder of a Certificate shall be entitled to a certificate or certificates representing the number of full Purchaser Common Units into which the Certificates surrendered shall have been converted pursuant to this Agreement and the Fractional Unit Payment, if any, payable in redemption of any fractional Purchaser Common Unit otherwise issuable. The instructions for effecting the surrender of Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive a certificate representing Purchaser Common Units and the Fractional Unit Payment, if any, that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Purchaser and New LP, signed exactly as the name or names of the registered holder or holders appeared on the books of the Trading Partnership immediately prior to the Effective Time, together with a customary bond and such other documents as Purchaser or New LP may reasonably require in connection therewith. After the Closing Date, there shall be no further transfer on the records of the Trading Partnership or its transfer agent of certificates representing Trading Partnership Common Units and if such certificates are presented to the Trading Partnership for transfer, they shall be canceled against delivery of the certificate or certificates for Purchaser Common Units and Fractional Unit Payment as hereinabove provided. If any certificate for such Purchaser Common Units is to be issued to a person or entity other than the registered holder of a Certificate surrendered for exchange, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to New LP or the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Purchaser Common Units in a name other than that of the registered holder of the Certificate(s) surrendered, or establish to the reasonable satisfaction of New LP or the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.2(e), each Certificate shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the Liquidation Distribution and Fractional Unit Payment, if any, as contemplated by Section
1.2. No interest will be paid or will accrue on any Fractional Unit Payment.

    (f) Distributions with Respect to Unexchanged Units. No dividends or other distributions with respect to Purchaser Common Units with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the Purchaser Common Units issuable in respect thereof and no Fractional Unit Payment shall be paid to any such holder until the surrender of such Certificate in accordance with this Section 1.2. Subject to the effect of applicable laws, there shall be paid to the holder of the Certificate, without interest, (i) at the time of surrender of any such Certificate, the amount of any Fractional Unit Payment to which such holder is entitled and the amount of dividends or other distributions previously paid with respect to such whole Purchaser Common Units with a record date after the Closing Date and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole Purchaser Common Units with a record date after the Closing Date and prior to such surrender and a payment date subsequent to such surrender.

    (g) No Further Ownership Rights in Trading Partnership Common Units. All Purchaser Common Units issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 1.2 (including any Fractional Unit Payment) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Trading Partnership Common Units heretofore represented by such Certificates, subject, however, to the Purchaser's obligation, with respect to Trading Partnership Common Units outstanding immediately prior to the Closing Date, to pay any dividends or make any other distributions with a record date prior to the Closing Date which may have been declared or made by the Trading Partnership on such Trading Partnership Common Units in accordance with the terms of this Agreement on or prior to the Closing Date and which remain unpaid at the Closing Date.

    (h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve months after the Closing Date shall be delivered to Purchaser, upon demand, and any holders of Trading Partnership Common Units who have not theretofore complied with this
Section 1.2 shall thereafter look only to Purchaser and only as general creditors thereof for payment of their claim for Purchaser Common Units, any Fractional Unit Payment and any dividends or distributions with respect to Purchaser Common Units to which such holders may be entitled.

    (i) No Liability. None of Purchaser, New LP, the Trading Partnership or the Exchange Agent shall be liable to any person in respect of any Purchaser Common Units (or dividends or distributions with respect thereto) or Fractional Unit Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to such date on which any Purchaser Common Units, any Fractional Unit Payment or any dividends or distributions with respect to Purchaser Common Units in respect of such Certificate would escheat to or become the property of any governmental entity or authority, any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of New LP, free and clear of all claims or interest of any person or entity previously entitled thereto other than the holder of such Certificate as specified in Section 1.2(h).

    1.3  Transactions Involving Operating Partnership.
         --------------------------------------------

    (a) Amendment of Agreement. At the Closing Date, immediately following the completion of the transactions described in Sections 1.1, 1.2(a) and 1.2(b), Purchaser (through New LP) and the SF General Partner will cause the Agreement of Limited Partnership of the Operating Partnership to be amended and restated in such form as the KM General Partner and the SF General Partner shall reasonably agree prior to the date of the Joint Proxy Statement/Prospectus (the "Amended and Restated Operating Partnership Agreement") (i) to provide for a 98.9899% general partnership interest for which the prior limited partnership interest owned by New LP pursuant to the operation of Sections 1.1 and 1.2 shall be exchanged, (ii) to provide for a 1.0101% special limited partnership interest for which the prior general partnership interest of the SF General Partner shall be exchanged, and (iii) to provide that New LP, as general partner of the Operating Partnership, and the KM General Partner, as general partner of New LP, shall be subrogated to the rights of any holder of Indemnified Debt, as defined below, to the extent that New LP, as general partner of the Operating Partnership, and the KM General Partner, as general partner of New LP, have made any payment in respect of such Indemnified Debt. Upon the execution of the Amended and Restated Operating Partnership Agreement, New LP and the SF General Partner shall exchange their prior interests in the Operating Partnership for those interests described above. The special limited partnership interest to be obtained by the SF General Partner shall be nontransferable (except to an affiliate (as defined below) of the SF General Partner) other than as described below and shall have no voting rights except with respect to mergers, consolidations or dissolution and liquidation. As used herein, the term "affiliate" shall have the meaning assigned to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. Any cash contributed to New LP shall not be contributed, directly or indirectly, to the Operating Partnership.

    (b) Special Distribution. Immediately following the transactions described in Section 1.3(a), New LP shall cause the Operating Partnership to redeem that portion of the SF General Partner's special limited partnership interest in the Operating Partnership equal to a 0.5101% interest in the Operating Partnership, in consideration of the amount of $5.8 million (which the parties agree represents the fair market value of a 0.5101% interest in the Operating Partnership) by wire transfer of immediately available funds (the "Special Distribution"). Upon payment of the Special Distribution and the redemption of such interest, the special limited partnership interest of the SF General Partner in the Operating Partnership shall be reduced to 0.50% (the "Special Limited Partnership Interest"), and the general partnership interest of New LP in the Operating Partnership shall be increased to 99.50%. The Special Distribution shall be paid solely from funds of the Operating Partnership, and shall not be paid, directly or indirectly (including by way of post-payment reimbursement) by Purchaser or its affiliates.

    (c) Put Right. At any time on or after January 1, 1999, the SF General Partner may require, upon 30 days prior written notice to the KM General Partner and the Operating Partnership (the "Put Notice"), that the Operating Partnership purchase all (but not less than all) of the Special Limited Partnership Interest. The Operating Partnership may elect to have an affiliate make such purchase. The purchase price shall consist of (i) cash in an amount equal to the fair market value on the date of the Put Notice of a number of Purchaser Common Units equal to $4.5 million divided by the average closing price of the Purchaser Common Units on the New York Stock Exchange for the date of this Agreement, the three trading days immediately prior to such date and the three trading days immediately after such date; provided, that the Operating Partnership may, in its sole discretion, elect to deliver such number of Purchaser Common Units ("Put/Call Units") in lieu of making such cash payment. The KM General Partner shall notify the SF General Partner within ten business days of the Put Notice if the Operating Partnership or an affiliate thereof chooses to deliver the Put/Call Units and if no such notification is made, the Operating Partnership or an affiliate thereof shall be required to pay, and Purchaser will cause the Operating Partnership or an affiliate thereof to pay, the cash amount described in this Section 1.3(c). Any payment pursuant to this paragraph shall be made by wire transfer of immediately available funds or by delivery of fully paid and non-assessable Put/Call Units no later than 30 days after the date of such Put Notice.

    (d) Call Right. At any time New LP may require, upon 30 days prior written notice to the SF General Partner (the "Call Notice"), that the SF General Partner sell to the Operating Partnership or an affiliate thereof all (but not less than all) of the Special Limited Partnership Interest in consideration of
(i) the payment of the cash price or issuance of the Put/Call Units as provided in Section 1.3(c), and (ii) an additional amount in cash sufficient to result in the SF General Partner receiving on an after-tax basis (using the rates and methodology described in clause (B) below) under this clause (ii) an additional amount in cash equal to (A) any incremental gain realized by the SF General Partner resulting from a decrease in its share of partnership debt, multiplied by (B) the maximum net marginal statutory federal and state income tax rates applicable to the SF General Partner (taking into account the deductibility of state income tax in determining the liability for federal income tax). Such purchase shall be effected no later than 30 days after the date of the Call Notice. New LP shall notify the SF General Partner in the Call Notice if the Put/Call Units shall be delivered in lieu of the cash payment under clause (i) hereof and if no such notification is made, the Operating Partnership or an affiliate thereof shall be required to pay the cash amount described in clauses (i) and (ii) in this Section 1.3(d).

    (e) Registration. Purchaser and the KM General Partner shall cause all Put/Call Units to be duly authorized and issued, and, as promptly as practicable, but in no event more than 90 days after the issuance thereof, the KM General Partner and Purchaser shall (i) cause the resale of the Put/Call Units by the SF General Partner to be registered under the Securities Act of 1933, as amended ("Securities Act") and any applicable state securities laws and cause the Put/Call Units to be approved for issuance on the New York Stock Exchange, (ii) deliver to the SF General Partner an opinion of securities law counsel, which counsel shall be reasonably satisfactory to the SF General Partner, to the effect that such registration is not necessary to allow the SF General Partner to freely transfer the Put/Call Units under applicable law or
(iii) cause the Operating Partnership or an affiliate thereof to pay the cash amount determined above in immediately available funds in lieu of such Put/Call Units. The KM General Partner and Purchaser shall cause such registration to remain effective until the earlier of (i) such time as the SF General Partner shall have disposed of all of the Put/Call Units held by it or (ii) twelve months after the effective date thereof.

    1.4  Certain Agreements with Respect to VREDs.
         ----------------------------------------

    (a) Assignment of Common Units. At the Closing, the SF General Partner shall place the Trading Partnership Common Units for which Holdings' Variable Rate Exchangeable Debentures Due 2010 (the "VREDs") are exchangeable and the right to receive any Purchaser Common Units distributed by the Trading Partnership with respect thereto in escrow with a third-party escrow agent agreed to by the parties hereto. Such units shall be released in accordance with the terms of an escrow agreement (in form and substance reasonably acceptable to Purchaser and the SF General Partner to be entered into prior to the date of the Joint Proxy Statement/Prospectus) (the "Escrow Agreement") upon satisfaction and discharge of the VREDs or as part of the satisfaction and discharge of the VREDs. During the term of the Escrow Agreement, the SF General Partner shall be the owner of the Purchaser Common Units for all purposes including without limitation for tax and allocation purposes, and Holdings shall continue to be the principal obligor on the VREDs.

    (b) Negotiations with VREDs and Assumption of Obligations. Prior to the Closing Date, the Purchaser shall use its reasonable best efforts to negotiate agreements with the holders of the VREDs such that, at the Closing, all of the VREDs will be satisfied and discharged (by the payment of cash, the delivery of securities of Purchaser, exchange for Trading Partnership Common Units or Purchaser Common Units, or otherwise) at no cost or expense to the SF General Partner, Holdings or any of their affiliates except as otherwise provided in the next sentence. From and after the Closing, New LP shall pay and perform, as and when due and for the account of Holdings, all obligations of Holdings under or with respect to the VREDs; provided, however, that any taxable gain related to the satisfaction and discharge of the VREDs shall be for the account of the SF General Partner or Holdings, as applicable. In addition, New LP shall have the right to make all elections or decisions pursuant to the terms of the VREDs or the indenture and the agreements related thereto. At Closing, Holdings shall enter into a supplemental indenture with respect to the VREDs, in form and substance satisfactory to New LP, to provide for the substitution of the Purchaser Common Units for the Trading Partnership Common Units subject to the VREDs that remain outstanding.

    (c) Benefit of Negotiations. To the extent the Purchaser negotiates an agreement with the holders of the VREDs that results in a reduction in any amount that otherwise would have been payable to such holders, such benefit shall be for the account of Purchaser and its affiliates and not for the SF General Partner or its affiliates; provided, however, that no adjustment shall be made to any consideration specifically to be paid to the SF General Partner or the Trading Partnership pursuant to the terms of this Agreement except for any adjustment to the number of Purchaser Common Units after those units have been placed in escrow in accordance herewith due to any agreement between the Purchaser and the holders of the VREDs.

                                   ARTICLE II
                                    CLOSING

    2.1 Closing. Subject to the satisfaction of the conditions to closing set
        -------
forth in Article VI, the closing (the "Closing") of the acquisition of the Acquired Interests and the transactions contemplated hereby shall be held at the offices of Bracewell & Patterson, L.L.P. at 711 Louisiana, Suite 2900, Houston, Texas 77002 on or before the third business day following the satisfaction of all of the conditions set forth in Article VI commencing at 9:00 a.m., Houston, Texas time, or such other place, date and time as may be mutually agreed upon by the parties hereto. The "Closing Date," as referred to herein, shall mean the date of the Closing.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE SF PARTIES

    The Trading Partnership, the SF General Partner and Holdings (the "SF Parties") hereby represent and warrant, jointly and severally, to the Purchaser and the KM General Partner (the "KM Parties") that as of the date hereof and as of the Closing Date:

    3.1 Organization and Existence. Each of the SF Parties and the Operating
        --------------------------
Partnership is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the SF Parties and the Operating Partnership has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its businesses as and where such properties are now owned or held and such business is now conducted. Each of the SF Parties and the Operating Partnership are duly licensed or qualified to do business as a foreign corporation or limited partnership, as applicable, and are in good standing in each jurisdiction in which the character of the properties and assets now owned or held by them or the nature of the business now conducted by them requires them to be so licensed or qualified and where the failure so to qualify might reasonably be expected to have a Material Adverse Effect, as defined below. Schedule 3.1 contains a list of each jurisdiction in which the Trading Partnership, the Operating Partnership or the SF General Partner are duly licensed or qualified to do business as a foreign limited partnership or corporation. Except as set forth on Schedule 3.1, the Trading Partnership and the Operating Partnership have no direct or indirect investment or interest in or control over any other corporation, partnership, joint venture or other business entity.

    3.2 Authority; Binding Effect. This Agreement has been duly authorized,
        -------------------------
executed and delivered by each of the SF Parties, subject only to the receipt of the unit holder approvals described in Section 6.1(b), and is the legal, valid and binding obligation of each of the SF Parties, enforceable against each of the SF Parties in accordance with its terms. The SF General Partner, through its Board of Directors, has approved this Agreement and the transactions contemplated hereby and determined that it will, subject to the fiduciary duties of the SF General Partner, its Board of Directors and the Special Committee (as defined in Section 3.11) under applicable law, recommend to the unit holders of the Trading Partnership approval of the matters listed in Section 5.4.

    3.3 SEC Filings. Since January 1, 1993 (a) Holdings and the Trading
        -----------
Partnership have each made all filings required to be made by the Securities Act and the Securities Exchange Act of 1934, as amended ("Exchange Act"), (b) all filings by Holdings and the Trading Partnership with the SEC, at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, (c) no such filing, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (d) all financial statements contained or incorporated by reference therein complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presented the financial condition and results of operations of Holdings or the Trading Partnership, as applicable, at and as of the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).

    3.4 Information Supplied. None of the information supplied or to be supplied
        --------------------
by any of the SF Parties in writing or otherwise approved in writing by any of the SF Parties for inclusion in (a) the Registration Statement, as defined below, will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Joint Proxy Statement/Prospectus, as defined below, will not, at the date it is first mailed to the Trading Partnership's and the Purchaser's unit holders or at the time of the SF Unit Holders' Meeting or the KM Unit Holders' Meeting, both as defined below, contain any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the SF Unit Holders' Meeting or the KM Unit Holders' Meeting or any amendment or supplement thereto. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the SF Parties with respect to statements made or incorporated by reference therein based on information supplied by any of the KM Parties for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

    3.5 No Material Adverse Change. Since the date of the most recent filing
        --------------------------
with the SEC of Holdings or the Trading Partnership, as applicable, there has not occurred any event that (singly or together with any other such events) would reasonably be expected to have a material adverse effect on the assets, properties, business, operations, earnings or financial condition of such party or on the ability of such party to effect the transactions contemplated hereby (a "Material Adverse Effect"); provided, however, that when used herein respecting any SF Party, a Material Adverse Effect shall not include any matters arising out of the matters currently pending before the Federal Energy Regulatory Commission or the California Public Utilities Commission.

    3.6 Ownership. The Trading Partnership is the owner of good and valid title
        ---------
to the Common Unit Operating Partnership LP Interest and the Remaining Operating Partnership LP Interest (which are the only limited partnership interests in the Operating Partnership) and the SF General Partner is the owner of good and valid title to the Trading Partnership GP Interest (which is the only general partnership interest in the Trading Partnership), in each case, free and clear of any material lien, claim or encumbrance other than encumbrances arising under the Trading Partnership Agreement. There are 19,148,148 Trading Partnership Common Units issued and outstanding, fully paid and nonassessable. The SF General Partner's 1.0101% general partnership interest in the Operating Partnership is the only general partnership interest in the Operating Partnership. Other than the VREDs, there are no outstanding subscriptions, options, convertible securities, warrants, calls or rights of any kind (issued or granted by, or binding upon, the Trading Partnership or the Operating Partnership) to purchase or otherwise acquire any security of or equity interest in the Trading Partnership of the Operating Partnership.

    3.7 No Conflict. Except for the required filings under the Hart-Scott-Rodino
        -----------
Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any required approval by the California Public Utilities Commission, other state utilities regulators, any required approvals or authorizations of the Federal Communications Commission regarding the licensing of radio frequencies, the adoption, if necessary, of the amendments to the Trading Partnership Agreement contemplated by Section 1.2 (the "Trading Partnership Agreement Amendment") any required filings with the SEC and the obtaining from the SEC of such orders as may be required in connection therewith and assuming receipt of the approvals described in Sections 6.1(a), (b), (c), (d), (e) and (f) (the "Required Consents"), the execution and delivery of this Agreement do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not (a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of any of the SF Parties or the Operating Partnership, as applicable, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the SF Parties or the Operating Partnership, (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or any agreement, contract, commitment or instrument (other than Section 6.06 of the indenture relating to the VREDs) to which any of the SF Parties or the Operating Partnership, as applicable, is a party or by which any of the SF Parties or the Operating Partnership is bound or to which any asset of any of the SF Parties or the Operating Partnership is subject, or (d) result in the creation of any lien, charge or encumbrance on the assets or properties of any of the SF Parties or the Operating Partnership under any such indenture, mortgage, lien, agreement, contract or instrument (other than the indenture relating to the VREDs).

    3.8 No Default. Assuming receipt of the Required Consents and adoption of
        ----------
the Trading Partnership Agreement Amendment, each of the SF Parties and the Operating Partnership is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which it or any of its properties are bound (other than Section 6.06 of the indenture relating to the VREDs), (b) any judgment, order or injunction of any court, arbitrator or governmental agency, or (c) any other agreement, except for such defaults and conditions that, individually or in the aggregate, would not have a Material Adverse Effect on any of the SF Parties or the Operating Partnership.

    3.9 Financial Statements. Attached as Schedule 3.9 are copies of the Trading
        --------------------
Partnership's and the Operating Partnership's (i) unaudited consolidated and consolidating balance sheet as at September 30, 1997 and the related consolidated and consolidating statement of income, cash flows and unit holders' equity for the interim periods then ended for the nine months ended September 30, 1997, and (ii) audited consolidated balance sheet as at December 31, 1996, and the related audited consolidated statement of income, cash flows and unit holders' equity for the fiscal year then ended (including in all cases the notes thereto) (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied except as noted therein and except, in the case of unaudited interim financial statements, for normal year-end adjustments and the absence of footnotes, and fairly present the consolidated financial position of the Trading Partnership and the Operating Partnership as of the respective dates set forth therein and the results of operations and cash flows for the Trading Partnership and the Operating Partnership for the respective fiscal periods set forth therein.

    3.10 Copies Complete. Copies of the charter documents, bylaws and other
         ---------------
governing documents, each as amended to date, and the copies of all leases, contracts, instruments, agreements, licenses, permits, certificates or other documents delivered to any of the KM Parties in connection with the transactions contemplated by this Agreement are complete and accurate and are true and correct copies of the originals thereof.

    3.11 Recommendation of Special Committee. The Trading Partnership has
         -----------------------------------
received the opinion of Smith Barney Inc., the financial advisor to the special committee of the SF General Partner's Board of Directors ("Special Committee"), that the Liquidation Distribution contemplated by this Agreement is fair to the limited partners of the Trading Partnership from a financial point of view (the "Smith Barney Opinion"). The Special Committee has recommended the transactions contemplated by this Agreement, specifically the items listed in Section 5.4 to be approved at the SF Unit Holders Meeting, for approval by the requisite vote of the holders of the limited partnership interests of the Trading Partnership.

    3.12 Brokerage Arrangements. None of the SF Parties or the Operating
         ----------------------
Partnership has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate any of the KM Parties to pay any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

                                   ARTICLE IV
                              REPRESENTATIONS AND
                          WARRANTIES OF THE KM PARTIES

    The KM Parties hereby represent and warrant, jointly and severally, to the SF Parties that as of the date hereof and as of the Closing Date:

    4.1 Organization and Existence. Each of the KM Parties is duly organized,
        --------------------------
validly existing and in good standing under the laws of the State of Delaware. Each of the KM Parties has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its businesses as and where such properties are now owned or held and such business is now conducted. Each of the KM Parties are duly licensed or qualified to do business as a foreign corporation or limited partnership, as applicable, and are in good standing in each jurisdiction in which the character of the properties and assets now owned or held by them or the nature of the business now conducted by them requires them to be so licensed or qualified and where the failure so to qualify might reasonably be expected to have a Material Adverse Effect.

    4.2 Authority; Binding Effect. This Agreement has been duly authorized,
        -------------------------
executed and delivered by each of the KM Parties, subject only to the receipt of the unit holder approvals described in Section 6.1(a), and is the legal, valid and binding obligation of each of the KM Parties, enforceable against each of the KM Parties in accordance with its terms. The KM General Partner, through its Board of Directors, has approved this Agreement and the transactions contemplated hereby and determined that it will, subject to the fiduciary duties of the KM General Partner and its Board of Directors under applicable law, recommend to the unit holders of Purchaser approval of the matters listed in
Section 5.5.

    4.3 SEC Filings. Since February 14, 1997 (a) Purchaser has made all filings
        -----------
required to be made by the Securities Act and the Exchange Act, (b) all filings by Purchaser with the SEC, at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, (c) no such filing, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (d) all financial statements contained or incorporated by reference therein complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presented the financial condition and results of operations of Purchaser at and as of the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).

    4.4 Financial Statements. Attached as Schedule 4.4 are copies of the
        --------------------
Purchaser's (i) unaudited consolidated and consolidating balance sheet as at September 30, 1997 and the related consolidated and consolidating statement of income, cash flows and unit holders' equity for the interim periods then ended for the nine months ended September 30, 1997, and (ii) audited consolidated balance sheet as at December 31, 1996, and the related audited consolidated statement of income, cash flows and unitholders' equity for the fiscal year then ended (including in all cases the notes thereto) (collectively, the "KM Financial Statements"). The KM Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied except as noted therein and except, in the case of unaudited interim financial statements, for normal year-end adjustments and the absence of footnotes, and fairly present the consolidated financial position of the Purchaser as of the respective dates set forth therein and the results of operations and cash flows for the Purchaser for the respective fiscal periods set forth therein.

    4.5 Information Supplied. None of the information supplied or to be supplied
        --------------------
by any of the KM Parties in writing or otherwise approved in writing by any of the KM Parties for inclusion in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Joint Proxy Statement/Prospectus will not, at the date it is first mailed to the Purchaser's and the Trading Partnership's unit holders or at the time of the KM Unit Holders' Meeting or the SF Unit Holders' Meeting, contain any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the KM Unit Holders' Meeting or the SF Unit Holders' Meeting or any amendment or supplement thereto. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the KM Parties with respect to statements made or incorporated by reference therein based on information supplied by any of the SF Parties for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

    4.6 No Material Adverse Change. Since the date of the most recent filing
        --------------------------
with the SEC of the Purchaser, there has not occurred any event that (singly or together with any other such events) would reasonably be expected to have a Material Adverse Effect on the Purchaser.

    4.7 No Conflict. Except for the required filings under the HSR Act, any
        -----------
required approval by the California Public Utilities Commission, other state utilities regulators, any required approvals or authorizations of the Federal Communications Commission regarding the licensing of radio frequencies, any required filings with the SEC and the obtaining from the SEC of such orders as may be required in connection therewith, any required filings with the New York Stock Exchange and assuming receipt of the Required Consents, the execution and delivery of this Agreement do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not (a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of any of the KM Parties, as applicable, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the KM Parties, (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or any agreement, contract, commitment or instrument (other than Section 6.06 of the indenture relating to the VREDs) to which any of the KM Parties, as applicable, is a party or by which any of the KM Parties is bound or to which any asset of any of the KM Parties is subject, or (d) result in the creation of any lien, charge or encumbrance on the assets or properties of any of the KM Parties under any such indenture, mortgage, lien, agreement, contract or instrument (other than the indenture relating to the VREDs).

    4.8 No Default. Assuming receipt of the Required Consents, each of the KM
        ----------
Parties is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which it or any of its properties are bound (other than Section 6.06 of the indenture relating to the VREDs), (b) any judgment, order or injunction of any court, arbitrator or governmental agency, or (c) any other agreement, except for such defaults and conditions that, individually or in the aggregate, would not have a Material Adverse Effect on any of the KM Parties.

    4.9 Copies Complete. Copies of the charter documents, bylaws and other
        ---------------
governing documents, each as amended to date, and the copies of all leases, contracts, instruments, agreements, licenses, permits, certificates or other documents delivered to any of the SF Parties in connection with the transactions contemplated by this Agreement are complete and accurate and are true and correct copies of the originals thereof.

    4.10 Brokerage Arrangements. None of the KM Parties has entered (directly or
         ----------------------
indirectly) into any agreement with any person, firm or corporation that would obligate any of the SF Parties to pay any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

    4.11 Opinion of Financial Advisor. The Board of Directors of the KM General
         ----------------------------
Partner has received the opinion of Goldman, Sachs & Co. to the effect that the aggregate consideration to be paid by Purchaser pursuant to this Agreement is fair from financial point of view to the Purchaser (the "Goldman Opinion").

    4.12 Purchaser Common Units. The Purchaser Common Units to be issued in the
         ----------------------
Liquidation Distribution, when issued in accordance with the Letter of Transmittal, will be fully paid, non-assessable and freely transferable (except with respect to persons deemed to be underwriters pursuant to Rule 145(c) under the Securities Act) Purchaser Common Units which are listed on the New York Stock Exchange.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS,
                       COVENANTS, RIGHTS AND OBLIGATIONS

    5.1 Access to Information. From the date of this Agreement to the Closing,
        ---------------------
each of the Purchaser, the KM General Partner, Holdings, the SF General Partner and the Trading Partnership shall provide, the Purchaser shall cause each of its subsidiaries to provide, and the SF General Partner shall cause the Operating Partnership to provide to each of the parties hereto reasonable access to all of its books, records, assets, properties and employees, and shall furnish or cause to be furnished, as applicable, to each of the parties hereto such information as any such party may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which any such party is bound or any applicable law or regulation. Each of the above-named parties will use its reasonable business efforts to secure all requisite consents for the examination by the other parties and their representatives of all information covered by confidentiality agreements. Each of the above-named parties will allow the other parties access to and consultation with the lawyers, accountants, and other professionals employed by or used by such parties for all purposes under this Agreement. Any such consultation shall occur under circumstances appropriate to maintain intact the attorney-client privilege as to privileged communications and attorney work product. Until the Closing Date, the confidentiality of any data or information so acquired shall be maintained by each of the above-named parties and their representatives pursuant to the terms of those certain Confidentiality Agreements executed by the parties on or about June 27, 1997, July 1, 1997 and September 16, 1997 (the "Confidentiality Agreements"), which each of the above-named parties hereby acknowledges is binding on it.

    5.2  Conduct of Business.

    (a) Ordinary Course. From the date of this Agreement to the Closing, each of the Purchaser, the KM General Partner, the SF General Partner and the Trading Partnership shall continue, the Purchaser and Holdings shall each cause each of their respective subsidiaries to continue and the SF General Partners shall cause the Operating Partnership to continue to maintain its respective assets and properties and operate its respective business in the ordinary course as was being conducted prior to such execution of this Agreement.

    (b) Restrictions on Trading Partnership and Operating Partnership. Without first obtaining the written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, from the date hereof until the Closing, except as otherwise contemplated by this Agreement, the Trading Partnership will not (and SF General Partner covenants that it will not cause either the Trading Partnership or the Operating Partnership to):

         (i) make any material change in the conduct of its business and operations or its financial reporting and accounting methods;

         (ii) except as set forth on Schedule 5.2(b)(ii) other than in the ordinary course of business, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party, or be in default in any material respect thereunder;

         (iii) except dividends or distributions from the Operating Partnership to its partners consistent, in amount and timing, with past practice, declare, set aside or pay any dividends or make any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any such securities, other than the payment of cash distributions to the partners in the Trading Partnership consistent, in amount and timing, with past practice;

         (iv) merge into or with or consolidate with any other corporation or other entity or acquire all or substantially all of the business or assets of any corporation, person or other entity;

         (v) make any change in its agreement of limited partnership;

         (vi) except in accordance with Schedule 5.2(b)(vi) or Schedule 5.2(b)(viii), (A) make any purchase of any securities of any corporation, person or entity, or (B) make any investment in any corporation, partnership, joint venture or other business enterprise;

         (vii) except as set forth on Schedule 5.2(b)(ii), incur or increase any material amount of indebtedness for borrowed money or guarantee any such indebtedness or issue, sell or guarantee any debt securities, other than in the ordinary course of business consistent with past practice (provided, that the Operating Partnership may refinance the principal of any of the of the First Mortgage Notes of the Operating Partnership ("First Mortgage Notes") at the maturity thereof, substantially in accordance with past practice);

         (viii) except as set forth on Schedule 5.2(b)(viii), sell, lease or otherwise dispose of any material portion of its assets other than in the ordinary course of business consistent with past practice;

         (ix) other than in connection with the exercise of any conversion right respecting the VREDs and other than in connection with the Trading Partnership's Cash Distribution Reinvestment Plan, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities;

         (x) settle or implement (other than ministerial actions) any settlement in excess of $1.0 million (individually or in the aggregate) of any claim, demand, lawsuit or state or federal regulatory proceeding (including any such related to, directly or indirectly, any rates to be charged for service) unless prior to such settlement Purchaser shall have been given a reasonable opportunity to consult with the SF General Partner, including but not limited to the ability to make a presentation to the Board of Directors of the SF General Partner if requested, regarding such settlement;

         (xi) except as set forth on Schedule 5.2(b)(viii), Schedule 5.2(b)(xi), or as required on an emergency basis, purchase, lease or otherwise acquire any property of any kind whatsoever other than in the ordinary course of business or make any capital expenditure in excess of $1.0 million;

         (xii) allow or permit the expiration, termination or cancellation at any time of any material insurance policy applicable to its business or operations, unless such policy is replaced, with no loss of coverage, by a comparable insurance policy (to the extent available on commercially reasonable terms) except any insurance policy which is terminated or canceled in connection with the Sparks, Nevada environmental matters, provided that the SF General Partner shall notify the KM General Partner if any such insurance coverage will not be replaced;

         (xiii) implement or adopt any material change in its tax methods, principles or elections; or

         (xiv)  commit to do any of the foregoing.

    (c) General Business. From the date hereof until the Closing, the Trading Partnership covenants that it will (and the SF General Partner covenants that it will cause both the Trading Partnership and the Operating Partnership to) and the Purchaser covenants that it and each of its subsidiaries will (and the KM General Partner covenants that it will cause the Purchaser and each of its subsidiaries to):

         (i) maintain its assets and properties in good working order and condition as of the date hereof, ordinary wear and tear and casualty excepted;

         (ii) use its reasonable business efforts to maintain and preserve in all material respects its business organization intact and maintain in all material respects its relationship with suppliers, customers, lessors and others having business relations with it;

         (iii) file on a timely basis all notices, reports or other filings required to be filed with or reported to any federal, state, municipal or other governmental department, commission, board, bureau, agency or any instrumentality of any of the foregoing wherever located; and

         (iv) file on a timely basis all applications or other documents necessary to maintain, renew or extend any material permit, license, variance or any other approval required by any governmental authority necessary or required for the continuing operation of its business, whether or not such approval would expire before or after the Closing Date.

    (d) Employees of SF General Partner. From the date hereof until the Closing, the SF General Partner covenants that (i) it will use its reasonable business efforts to retain its employees related to the operation of the Trading Partnership and the Operating Partnership, (ii) it will not hire any employee except in the ordinary course of business consistent with past practice or as set forth on Schedule 5.2(d) and (iii) it will not hire any management personnel with salary grade 14 or above without first giving the KM General Partner a reasonable opportunity to consult with the SF General Partner regarding such prospective hire.

    (e) Restrictions on Purchaser. Without first obtaining the written consent of the SF General Partner, which consent shall not be unreasonably withheld or delayed, from the date hereof until the Closing, except as otherwise contemplated by this Agreement, the Purchaser will not (and the KM General Partner covenants that it will not cause the Purchaser to):

         (i) make any material change in the conduct of its business and operations or its financial reporting and accounting methods;

         (ii) other than in the ordinary course of business, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party, or be in default in any material respect thereunder;

         (iii) declare, set aside or pay any dividends or make any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any such securities, other than the payment of cash distributions consistent, in amount and timing, with past practice;

         (iv) merge into or with or consolidate with any other corporation or other entity, acquire all or substantially all of the business or assets of any corporation, person or other entity or form, acquire any interest in or contribute any assets to any partnership or joint venture or enter into any similar arrangement;

         (v) make any change in its agreement of limited partnership;

         (vi) issue any partnership interests or securities convertible or exercisable into such interests other than an issuance of such interests or securities at or in excess of the fair market value thereof;

         (vii) allow or permit the expiration, termination or cancellation at any time of any material insurance policy applicable to its business or operations, unless such policy is replaced, with no loss of coverage, by a comparable insurance policy (to the extent available on commercially reasonable terms);

         (viii) implement or adopt any material change in its tax methods, principles or elections; or

         (ix) commit to do any of the foregoing.

    5.3 Certain Filings. As promptly as practicable following the execution of
        ---------------
this Agreement (a) the parties shall prepare and file with the Federal Trade Commission and the Department of Justice the appropriate filings and any supplemental information which may be reasonably requested in connection therewith under the HSR Act, it being agreed that Purchaser is the primary "Acquiring Person" for purposes of the HSR Act and shall pay the required filing fee, (b) the parties shall prepare and file with the Securities and Exchange Commission (the "SEC") a joint proxy statement/prospectus to be distributed to the unit holders of Purchaser and the Trading Partnership in connection with the SF Unit Holders' Meeting and the KM Unit Holders' Meeting (the "Joint Proxy Statement/Prospectus") and to be part of the Registration Statement described below, (c) Purchaser shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement") with respect to the issuance of the Purchaser Common Units to the Trading Partnership and the distribution by the Trading Partnership of such Purchaser Common Units to its partners, (d) Purchaser shall cause the Purchaser Common Units to be issued in the Liquidation Distribution to be listed on the New York Stock Exchange, and
(e) the parties hereto shall make all required filings under applicable state securities and blue sky laws, and under all federal and state laws relating to the pipelines operated by Purchaser and the Operating Partnership (including, without limitation, an application for approval by the California Public Utilities Commission). Each party hereto shall use its reasonable best efforts (other than qualifying to do business in any jurisdiction in which it is not now so qualified) to cause each filing made by it with any governmental body to become effective as promptly as possible. The Trading Partnership and Purchaser each agree to correct any information provided by it for use in the Registration Statement which shall have become false or misleading.

    5.4 SF Unit Holders' Meeting. The Trading Partnership will take all action
        ------------------------
necessary in accordance with and subject to applicable law and the Agreement of Limited Partnership of the Trading Partnership to convene a meeting of the holders of Trading Partnership Common Units (the "SF Unit Holders' Meeting") as soon as practicable after the date of this Agreement to consider and vote upon
(a) the adoption and approval of this Agreement, (b) the sale of substantially all of the assets of the Trading Partnership pursuant to this Agreement and (c) the dissolution of the Trading Partnership immediately upon the Closing Date pursuant to the terms of this Agreement and (d) if necessary, adoption of the Trading Partnership Agreement Amendment. Subject to the fiduciary duties of the Board of Directors of the SF General Partner and the Special Committee under applicable law, the recommendation of the Board of Directors of the SF General Partner that holders of Trading Partnership Common Units approve the items listed in this Section 5.4, together with a copy of the opinion referred to in
Section 3.11, shall be included in the Joint Proxy Statement/Prospectus.

    5.5 KM Unit Holders' Meeting. Purchaser will take all action necessary in
        ------------------------
accordance with and subject to applicable law and the Agreement of Limited Partnership of Purchaser to convene a meeting of the holders of Purchaser Common Units (the "KM Unit Holders' Meeting") as soon as practicable after the date of this Agreement to consider and vote upon the issuance of the Purchaser Common Units pursuant to this Agreement. Subject to the fiduciary duties of the Board of Directors of the KM General Partner under applicable law, the recommendation of the Board of Directors of the KM General Partner that holders of Purchaser Common Units approve the items listed in this Section 5.5 shall be included in the Joint Proxy Statement/Prospectus.

    5.6 Affiliates. Prior to the Closing Date, the Trading Partnership shall
        ----------
deliver to Purchaser a letter identifying all persons or entities who are, on the record date established for the SF Unit Holders' Meeting, "affiliates" of the Trading Partnership for purposes of Rule 145 under the Securities Act. The Trading Partnership shall use its reasonable best efforts to cause each such person or entity to deliver to Purchaser on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 5.6 hereto.

    5.7 First Mortgage Notes; Credit Agreement. Commencing upon the execution of
        --------------------------------------
this Agreement, the Purchaser shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement of, and any actions required by, the requisite percentage of the holders of the First Mortgage Notes and the requisite banks under the Operating Partnership's Amended and Restated Credit Agreement dated as of August 11, 1997 ("Credit Agreement") and Purchaser's subsidiaries' bank credit agreements. The other parties hereto shall cooperate with the Purchaser as the Purchaser may reasonably request; provided, that all costs and expenses of obtaining such consents shall be borne solely by the Purchaser, regardless of whether the transactions contemplated by this Agreement are consummated.

    5.8 Other Consents. Commencing upon the execution of this Agreement, (a)
        --------------
Purchaser and the SF General Partner shall seek to obtain any consents necessary to transfer title to, and thereafter shall use their respective reasonable best efforts to transfer title to, any assets used primarily in the business of the Operating Partnership from the SF General Partner to the Operating Partnership,
(b) if such consents are not obtained, the SF General Partner shall use its reasonable best efforts to take such other action as may be necessary to provide Purchaser with rights to such assets substantially equivalent to those held by the SF General Partner and (c) Purchaser and the SF General Partner shall seek to obtain the discharge of the SF General Partner from any liabilities or obligations arising out of or related to the Operating Partnership; provided, that all costs and expenses of obtaining such consents shall be borne solely by the Purchaser, if the transactions contemplated by this Agreement are consummated.

    5.9 No Solicitation. Subject to Section 5.10 below, the SF General Partner
        ---------------
(on behalf of itself, the Trading Partnership and the Operating Partnership) and the Trading Partnership agree that upon execution of this Agreement, they shall terminate all discussions and negotiations with others regarding a sale or other transaction involving (a) the Acquired Interests, (b) the assets, business or securities of the Trading Partnership or the Operating Partnership, or (c) any other transaction similar to the transactions contemplated by this Agreement (collectively, the "Possible Alternatives"), and thereafter will not, directly or indirectly, nor shall they authorize or permit any of their officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by them, so long as this Agreement remains in effect, (i) to solicit, initiate, encourage (including by way of furnishing information or assistance), conduct discussions with or engage in negotiations with or take any other action to facilitate, any inquiries, or the making of any proposal which constitutes or may reasonably be expected to lead to a Possible Alternative, (ii) to enter into an agreement with any person or entity, other than Purchaser or its affiliates, providing for a Possible Alternative, (iii) to make or authorize any statement, recommendation or solicitation in support of any Possible Alternative by any person or entity, other than by Purchaser or its affiliates, or (iv) subject to the fiduciary duties of the SF General Partner, its Board of Directors and the Special Committee under applicable law, to withdraw or qualify the recommendation of the transactions contemplated by this Agreement by the Board of Directors of the SF General Partner.

    5.10 Permitted Actions. Notwithstanding, the provisions of Section 5.9
         -----------------
above, the SF General Partner, the Trading Partnership and the Operating Partnership shall be entitled to take any action otherwise prohibited by Section
5.9 in response to any third party inquiry, contact or proposal received by them if (a) the initial inquiry, contact or proposal from any third party was not received in violation of Section 5.9 above, (b) the Special Committee shall have determined, in its good faith judgment, that any such otherwise prohibited action may lead to the negotiation and consummation of a Possible Alternative that in the opinion of the Special Committee may be more beneficial than the transactions contemplated by this Agreement, taken as a whole, to the holders of limited partnership interests in the Trading Partnership other than the SF General Partner and its affiliates (a "Superior Transaction") and (c) the Special Committee shall have determined, after consultation with and based on the advice of its legal counsel, that the failure to take such action would be inconsistent with the SF General Partner's or its Board of Directors' fiduciary duties to holders of Trading Partnership Common Units under applicable law; provided, that none of the SF General Partner, the Trading Partnership or the Operating Partnership may execute a binding agreement to effect a Superior Transaction unless this Agreement has first been terminated as provided in Section 8.1. The SF General Partner, the Trading Partnership and the Operating Partnership agree that each of them will notify Purchaser immediately if any inquiry, contact or proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, and thereafter shall keep Purchaser informed, on a current basis, on the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions.

    5.11 Indemnified Debt. Following the Closing and until the termination of
         ----------------
the Debt Indemnity pursuant to Section 9.3, the Operating Partnership shall not
(a) prepay, defease, purchase or otherwise retire any of the Indemnified Debt (unless such Indemnified Debt is simultaneously replaced with an equivalent amount of new Indemnified Debt providing for no greater amortization), (b) modify any of the Indemnified Debt so as to eliminate or limit the recourse liability of the Operating Partnership or the general partner of the Operating Partnership with respect thereto, (c) merge or consolidate with or otherwise become a corporation for federal income tax purposes or limited liability company, (d) cause or permit any other person or entity (other than the Operating Partnership, the KM General Partner and New LP) to assume, guarantee, indemnify against or otherwise incur any liability with respect to any Indemnified Debt, or (e) take or fail to take any other action (other than the payment of the Indemnified Debt as originally scheduled) that would result in the share of the Indemnified Debt which is allocated to the SF General Partner for purposes of Section 752 of the Internal Revenue Code of 1986 and Treasury Regulations promulgated thereunder (the "Code") pursuant to the Debt Indemnity to be reduced below $190 million; provided, however, that the Operating Partnership shall not be required to do any of the foregoing with respect to an amount in excess of $190 million and such covenants shall not apply to any indebtedness of Purchaser or any of its other affiliates. Following the Closing and until the termination of the Debt Indemnity pursuant to Section 9.3, the Purchaser shall cause the Operating Partnership or its successor to continue in existence and to remain subject to at least $190 million of Indemnified Debt. In addition, the Operating Partnership shall use its reasonable best efforts to refinance scheduled principal payments on the Indemnified Debt with sufficient recourse debt so that at all times until the termination of the Debt Indemnity pursuant to Section 9.3 hereof, the amount of Indemnified Debt which is allocable to the SF General Partner for purposes of Section 752 of the Code shall not be less than $190 million. Following the Closing and until the termination of the Debt Indemnity pursuant to Section 9.3 (i) the Operating Partnership shall use its reasonable best efforts to not take or omit to take any action, if such action or omission (with the giving of notice or the passing of time, or both) would constitute a breach of, or give rise to a default or event of default under, any Indemnified Debt, and

(ii) the SF General Partner shall have the right, but not the obligation, to arrange for the refinancing described above if and only if the Operating Partnership is unable to do so in accordance with this paragraph. From and after the Closing and until the termination of the Debt Indemnity pursuant to Section 9.3, the Operating Partnership shall furnish to the SF General Partner, (A) within 30 days after the end of each fiscal quarter, a certificate of the chief financial officer of Purchaser, stating that (1) at least $190 million of Indemnified Debt is outstanding, and (2) no event that constitutes, or with the passing of time or the giving of notice, or both, would reasonably be expected to constitute, an event of default under any Indemnified Debt has occurred, or if any such event has occurred, describing such event and the action the Purchaser intends to take with respect thereto, (B) concurrently with providing them to the lenders, agents or trustees in respect of the Indemnified Debt, copies of any compliance certificates, together with any attachments thereto, required pursuant to any Indemnified Debt, (C) promptly upon obtaining knowledge thereof, a description, in reasonable detail, of any event that constitutes, or with the passing of time or the giving of notice, or both, would reasonably be expected to constitute, an event of default under the Indemnified Debt and (D) such other documents or information as the SF General Partner may reasonably request relating specifically and primarily to the Indemnified Debt or the Debt Indemnity. The Operating Partnership shall prepare and file applicable tax returns consistent with the allocation of the Indemnified Debt to the SF General Partner.

    5.12 Transfer. The SF General Partner and the KM General Partner shall
         --------
cooperate in (a) causing the Operating Partnership to take all actions necessary to comply with applicable requirements of environmental laws concerning the transfer of property, assets, stock or a business, including without limitation the filing with appropriate permitting agencies of all notices required in reference to the change in ownership for the purpose of effecting the transfer or issuance of the permits required under environmental laws for the operation and the conduct of the business of the Operating Partnership ("Environmental Permits"), (b) effectuating the issuance or transfer, as promptly as is reasonably possible on or after the Closing Date, of all Environmental Permits and any other licenses or permits ("Other Permits") required as of the Closing Date, and (c) identifying, preparing and filing any notices or reports required from the KM General Partner in connection with the transfer or issuance of the required Environmental Permits and Other Permits. For the interim period from the Closing Date until such time as the required Environmental Permits and the Other Permits in form and substance reasonably satisfactory to the KM General Partner shall be transferred to or issued, and to the extent permitted by law, the SF General Partner, on behalf of the Operating Partnership, authorizes the Operating Partnership after acquisition by the KM Parties to operate under and utilize the Operating Partnership's existing Environmental Permits and Other Permits.

    5.13 Further Action; Reasonable Best Efforts. From the date hereof through
         ---------------------------------------
the Closing Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to (i) cooperating in the preparation and filing of the Joint Proxy Statement/Prospectus and Registration Statement, and any amendments to any thereof, (ii) using its reasonable best efforts to obtain all Required Consents and (iii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities or authorities and parties to contracts as are necessary for the consummation of the transaction contemplated by this Agreement and to fulfill the conditions to the consummation of this Agreement; provided that the KM General Partner shall be primarily responsible for obtaining or transferring all required licenses, permits and authorizations, and the SF General Partner shall cooperate in such process as reasonably requested by the KM General Partner. To the extent practicable in the circumstances and subject to applicable laws, each party shall provide the other with the opportunity to review all information relating to the other party, or any of its subsidiaries, which appears in any filing made with, or written materials submitted to, any governmental entity or authority in connection with obtaining the necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each part to this Agreement shall use their reasonable best efforts to take all such necessary action.

    5.14 Notification of Certain Matters. The Trading Partnership shall give
         -------------------------------
prompt notice to Purchaser, and Purchaser shall give prompt notice to the Trading Partnership, of (i) the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of the SF Parties, on one hand, and the KM Parties, on the other, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    5.15 Certain Indebtedness. Except as otherwise contemplated herein
         --------------------
(including, without limitation, Section 5.19), at or prior to the Closing, the SF General Partner shall cause the Trading Partnership and the Operating Partnership to fully repay or capitalize any indebtedness owed by the Trading Partnership and the Operating Partnership to any of the other SF Parties or their affiliates, and all other intercompany accounts between the Operating Partnership and the Trading Partnership on the one hand and the other SF Parties on the other hand, shall be eliminated by contribution to capital, dividend or payment.

    5.16 Financial Statements. At least three days prior to Closing, the SF
         --------------------
General Partner shall deliver to the KM General Partner the Trading Partnership's and the Operating Partnership's unaudited consolidated and consolidating balance sheet as at the end of the month immediately prior to Closing or if impracticable, the next prior month ("Closing Balance Sheet Date") and the related consolidated statement of income, cash flows and unit holders' equity for the period ended as of the Closing Balance Sheet Date, each pro forma for the adjustments and eliminations specified in
Section 5.15 (collectively, the "Closing Financial Statements"). The Closing Financial Statements shall have been prepared in accordance with generally accepted accounting principles consistently applied except as noted therein and except, in the case of unaudited interim financial statements, for normal year-end adjustments, and fairly present the consolidated financial position of the Trading Partnership and the Operating Partnership as of the respective dates set forth therein and the results of operations and cash flows for the Trading Partnership and the Operating Partnership for the respective fiscal periods set forth therein.

    5.17 Merger of New LP. From the Closing Date until the second anniversary
         ----------------
thereof, Purchaser shall not merge the Operating Partnership with New LP.

    5.18 No Public Announcement. Immediately upon the execution of this
         ----------------------
Agreement, the parties hereto shall issue a press release with respect to the execution hereof and the transactions contemplated hereby which press release shall be reasonably satisfactory to the KM General Partner and the SF General Partner. No party hereto shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior approval of the SF General Partner or the KM General Partner, as applicable (other than as may be required by law or by obligations pursuant to any listing agreement with the New York Stock Exchange, in which event the party making the public announcement or press release shall notify the SF General Partner or the KM General Partner, as applicable, in advance of such public announcement or press release), which approval shall not be unreasonably withheld or delayed except that the KM General Partner and the SF General Partner may respond to telephone inquiries, conduct conversations and otherwise communicate with securities analysts and may respond to inquiries from the news media.

    5.19 Expenses.
         --------

    (a)  If the Closing occurs,

         (i) the SF General Partner will be reimbursed by the Operating Partnership for the fees and expenses of the Special Committee's financial advisors and counsel, all SEC, HSR, California Public Utilities Commission, Federal Communications Commission and other filing fees and expenses related to the transactions contemplated by this Agreement, all fees and expenses associated with the SF Unit Holders' Meeting (including, without limitation, the preparation, printing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of proxies for use at the SF Unit Holders' Meeting), in each case, to the extent incurred by the SF General Partner; provided, however, that the SF General Partner will not be reimbursed by the Operating Partnership or the Trading Partnership for any fees and expenses in connection with this Agreement and the transactions contemplated hereby of the SF General Partner's financial advisor, JP Morgan Securities, its counsel, Mayer, Brown & Platt, its independent accountants, Price Waterhouse LLP, or any Losses for which it is obligated to provide an indemnity pursuant to Section 9.2;

         (ii) from time to time after the Closing Date, promptly upon request, Purchaser will (and will cause the Operating Partnership to) reimburse the SF General Partner for all amounts for which the Trading Partnership would have had a reimbursement obligation under Section 6.4(b) of the Trading Partnership Agreement (including without limitation post-retirement life insurance and medical insurance employment benefits for former employees), except where such reimbursement would be inconsistent with (i) above and except that no such reimbursement shall be required with respect to the General Partner's or its affiliates' accounting, investor communications, utilities, telephone, secretarial, travel, entertainment, bookkeeping, reporting, data processing, office rent and other office expenses (including overhead charges), salaries, fees and other compensation and benefit expenses of employees, officers and directors, other administrative or overhead expenses and any related legal expenses (other than post-retirement life insurance and medical insurance employment benefits) after the second anniversary of the Closing Date; and

         (iii) other than as set forth in Section 9.8, none of the KM Parties, New LP, the Trading Partnership, the Operating Partnership or their respective successors or assigns shall seek or otherwise be entitled to any recovery, indemnification or other benefit under any insurance policy owned or maintained by any direct or indirect parent corporation of Holdings.

    (b) If the Closing does not occur, the KM Parties and the SF Parties, respectively, shall bear their own fees and expenses except as otherwise contemplated by Section 8.2(b).

    5.20 NYSE Listing. Purchaser shall cause the Purchaser Common Units to be
         ------------
issued in the Liquidation Distribution to be approved for listing on the New York Stock Exchange on or prior to the Closing.

    5.21.  Consistent Tax Reporting.  For federal income tax purposes, Purchaser
           ------------------------
shall report the transactions contemplated by this Agreement in a manner consistent with the descriptions of tax opinions set forth in Sections 6.3(d)(i) and (to the extent relevant) 6.3(d)(ii).

                                   ARTICLE VI
                             CONDITIONS TO CLOSING

      6.1 Conditions to Each Party's Obligations. The obligation of the parties
          --------------------------------------
hereto to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by such parties:

      (a) Purchaser's Unit Holders. Each of the items described in Section 5.5 to be submitted to the unit holders of Purchaser at the KM Unit Holders' Meeting shall have been approved by a vote of the holders of a majority of the issued and outstanding Purchaser Common Units.

      (b) Trading Partnership's Unit Holders. Each of the items described in
Section 5.4 to be submitted to the unit holders of the Trading Partnership at the SF Unit Holders' Meeting shall have been approved by the requisite vote of the holders of the issued and outstanding Trading Partnership Common Units.

      (c) First Mortgage Notes; Credit Agreement. If required, the parties shall have received the consent to the transactions contemplated pursuant to this Agreement from (i) holders of the requisite percentage of the First Mortgage Notes, and (ii) the requisite lenders under the Credit Agreement of the Operating Partnership.

      (d) Kinder Morgan Credit Agreement. The parties shall have received the consent to the transactions contemplated pursuant to this Agreement from the requisite Lenders pursuant to that certain Credit Agreement dated as of February 14, 1997 among Kinder Morgan Operating L.P. "B", as borrower, and First Union National Bank as Agent for the signatory Lenders (including consent in favor of Purchaser as borrower's guarantor thereunder); and the consent of the requisite Lenders pursuant to that certain Credit Agreement dated as of February 14, 1997 between Kinder Morgan, Inc., as borrower, and First Union National bank, as agent for the signatory Lenders.

      (e) California PUC Approval. The parties shall have received all required approvals from the California Public Utilities Commission.

      (f) HSR Act. The applicable waiting periods under the HSR Act shall have expired or been terminated.

      (g) Escrow Agreement. The Escrow Agreement shall be executed and delivered at or prior to the Closing.

      (h) Operating Partnership Agreement. The Amended and Restated Operating Partnership Agreement shall be executed and delivered at or prior to the Closing.

      (i) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order and the Purchaser Common Units to be issued in the Liquidation Distribution shall be approved for listing on the New York Stock Exchange.

      (j) Governmental Approvals. The parties shall have received all other governmental consents and approvals, the absence of which would be reasonably likely to have a Material Adverse Effect on the Purchaser, the Operating Partnership or the Trading Partnership.

      (k) No Governmental Restraint. There shall not be in effect any temporary restraining order, preliminary injunction, injunction or other order of any court or governmental body prohibiting the Closing of the transactions contemplated by this Agreement.

      (l) VREDs. Prior to the date of the Joint Proxy Statement/Prospectus, the Board of Directors of the SF General Partner, the Special Committee and the KM General Partner shall have agreed on a mutually satisfactory plan for addressing issues associated with the exchangeability of the VREDs, and such arrangement shall have been accepted by holders of a number of VREDs mutually satisfactory to the SF General Partner, the Special Committee and the KM General Partner.

      6.2 Conditions to the KM Parties' Obligations. The obligation of the KM
          -----------------------------------------
Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by such parties:

      (a) No Material Adverse Change. Since the date hereof there shall not have occurred any event that (singly or together with any other such events) would reasonably be expected to have a Material Adverse Effect on the Trading Partnership or the Operating Partnership, and the KM General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of the SF General Partner certifying to the matters set forth in this Section 6.2(a).

      (b) Representations and Warranties; Performance. The representations and warranties of the SF Parties set forth herein which are qualified as to materiality shall be true and correct as of the Closing, as if remade on the date thereof and the representations and warranties of the SF Parties set forth herein which are not so qualified shall be true and correct in all material respects as of the Closing, as if remade on the date thereof, and each of the SF Parties shall have performed in all material respects all of the obligations of such party hereunder, and the KM General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of the SF General Partner certifying to the matters set forth in this Section 6.2(b).

      (c) FIRPTA Certificate. The Trading Partnership shall have provided the Purchaser with a FIRPTA certificate certifying that such Seller is not a "foreign person" within the meaning of Treasury Regulation 1.1445-2(b).

      (d) Authority on Bank Accounts. The SF General Partner shall have, as of the Closing Date, caused the Trading Partnership and the Operating Partnership to cancel the authority of each person to draw checks on or withdraw funds from any of the bank accounts maintained by the Trading Partnership and the Operating Partnership, except for any person designated by the Purchaser in writing prior to the Closing, and shall provide to the Purchaser evidence of said cancellation.

      (e) Tax Opinion. The Purchaser shall have received an opinion dated as of the Closing Date of Mayer, Brown & Platt, counsel to the Trading Partnership (i) that the transactions contemplated by this Agreement, including but not limited to the acquisition of the Common Unit Operating Partnership LP Interest by Purchaser and the liquidation of the Trading Partnership, will not result in the recognition of income, gain, loss or deduction for federal income tax purposes by the holders of the Common Units in the Trading Partnership (other than the SF General Partner and any income, gain, loss or deduction of such holder with respect to a fractional interest in Purchaser for which the holder receives cash), (ii) that, for federal income tax purposes, the holding period of the Purchaser Common Units received in the Liquidation Distribution by the holders of Common Units in the Trading Partnership either will include the holding period of the Trading Partnership Common Units surrendered in exchange therefor, or will include the period beginning with the date the Trading Partnership acquired the Common Unit Operating Partnership LP Interest (in the latter case, with the exception of any shorter holding period arising as a result of the deemed receipt by the Trading Partnership of a partnership interest in exchange for an asset that is neither a capital asset nor a Section 1231 asset (as such terms are defined in the Code) (or in exchange for a partnership interest deemed to have been acquired in exchange for such an asset) as a result of one or more deemed terminations of the Operating Partnership under Section 708(b)(1)(B) of the Code), (iii) that (based on certain factual representations), immediately prior to the Closing, and for all taxable years of its existence, each of the Trading Partnership and the Operating Partnership (and each other partnership or limited liability company in which the Trading Partnership owns a direct or indirect interest) has been a partnership for federal income tax purposes and the Trading Partnership has qualified for the passive type income exception under Section 7704(c)(1) of the Code, and (iv) that the Joint Proxy Statement/Prospectus accurately sets forth the material federal income tax consequences to the holders of Common Units in the Trading Partnership of the transactions contemplated hereby. Such opinions and representations shall be reasonably satisfactory in form and substance to the Purchaser, and no such opinion shall have been withdrawn or modified in any material respect.

      (f) Fairness Opinion. The Goldman Opinion shall have been reaffirmed in writing as of the date of the Joint Proxy Statement/Prospectus.

      (g) Tax Opinion. The Purchaser shall have received an opinion dated as of the Closing Date of Morrison & Hecker, L.L.P., counsel to the Purchaser, to the effect that (i) (based on certain factual representations) the Purchaser is, and each partnership and limited liability company in which Purchaser owns a direct or indirect interest (other than Mont Belvieu Associates, the interests in which are held by Purchaser through a corporation) has at all times prior to the Closing been, and after the Closing will continue to be, a partnership for federal income tax purposes, (ii) the Purchaser is not and will not be treated as an "electing 1987 partnership" within the meaning of Section 7704(g) of the Code, and (iii) the description in the Joint Proxy Statement/Prospectus and Registration Statement accurately sets forth the material federal income tax consequences to the holders of Common Units in the Trading Partnership of holding and disposing of Purchaser Common Units subsequent to the Closing of the transactions contemplated hereby (but such opinion may refer to and rely upon the opinion of Mayer, Brown & Platt referred to in Section 6.2(e) hereof as to matters contained therein). Such opinions and representations shall be reasonably satisfactory in form and substance to the Purchaser, and no such opinions shall have been withdrawn or modified in any material respect.

      6.3 Conditions to the SF Parties' Obligations. The obligation of the SF
          -----------------------------------------
Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by such parties:

      (a) No Material Adverse Change. Since the date hereof there shall not have occurred any event that (singly or together with any other such events) would reasonably be expected to have a Material Adverse Effect on the Purchaser or any of its significant subsidiaries, taken as a whole, and the SF General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of the KM General Partner certifying to the matters set forth in this
Section 6.3(a).

      (b) Representations and Warranties; Performance. The representations and warranties of the KM Parties set forth herein which are qualified as to materiality shall be true and correct as of the Closing, as if remade on the date thereof and the representations and warranties of the KM Parties set forth herein which are not so qualified shall be true and correct in all material respects as of the Closing, as if remade on the date thereof, and each of the KM Parties shall have performed in all material respects all of the obligations of such party hereunder, and the SF General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of the KM General Partner certifying to the matters set forth in this Section 6.3(b).

      (c) Tax Opinion. The Trading Partnership shall have received an opinion dated as of the Closing Date of Morrison & Hecker, L.L.P., counsel to the Purchaser, to the effect that (i) (based on certain factual representations) the Purchaser is, and each partnership and limited liability company in which Purchaser owns a direct or indirect interest (other than Mont Belvieu Associates, the interests in which are held by Purchaser through a corporation) has at all times prior to the Closing been, and after the Closing will continue to be, a partnership for federal income tax purposes, (ii) the Purchaser is not and will not be treated as an "electing 1987 partnership" within the meaning of Section 7704(g) of the Code, and (iii) the description in the Joint Proxy Statement/Prospectus and Registration Statement accurately sets forth the material federal income tax consequences to the holders of Common Units in the Trading Partnership of holding and disposing of Purchaser Common Units subsequent to the Closing of the transactions contemplated hereby (but such opinion may refer to and rely upon the opinion of Mayer, Brown & Platt referred to in Section 6.2(e) hereof as to matters contained therein). Such opinions and representations shall be reasonably satisfactory in form and substance to the SF General Partner and the Special Committee, and no such opinions shall have been withdrawn or modified in any material respect.

      (d) Tax Opinion. The Trading Partnership shall have received an opinion dated as of the Closing Date of Mayer, Brown & Platt, counsel to the Trading Partnership (i) that the transactions contemplated by this Agreement, including but not limited to the acquisition of the Common Unit Operating Partnership LP Interest by Purchaser and the liquidation of the Trading Partnership, will not result in the recognition of income, gain, loss or deduction for federal income tax purposes by the holders of the Common Units in the Trading Partnership (other than the SF General Partner and any income, gain, loss or deduction of such holder with respect to a fractional interest in Purchaser for which the holder receives cash), (ii) that, for federal income tax purposes, the holding period of the Purchaser Common Units received in the Liquidation Distribution by the holders of Common Units in the Trading Partnership either will include the holding period of the Trading Partnership Common Units surrendered in exchange therefor, or will include the period beginning with the date the Trading Partnership acquired the Common Unit Operating Partnership LP Interest (in the latter case, with the exception of any shorter holding period arising as a result of the deemed receipt by the Trading Partnership of a partnership interest in exchange for an asset that is neither a capital asset nor a Section 1231 asset (as such terms are defined in the Code) (or in exchange for a partnership interest deemed to have been acquired in exchange for such an asset) as a result of one or more deemed terminations of the Operating Partnership under Section 708(b)(1)(B) of the Code), (iii) that (based on certain factual representations), immediately prior to the Closing, and for all taxable years of its existence, each of the Trading Partnership and the Operating Partnership (and each other partnership or limited liability company in which the Trading Partnership owns a direct or indirect interest) has been a partnership for federal income tax purposes and the Trading Partnership has qualified for the passive type income exception under Section 7704(c)(1) of the Code, and (iv) that the Joint Proxy Statement/Prospectus accurately sets forth the material federal income tax consequences to the holders of Common Units in the Trading Partnership of the transactions contemplated hereby. Such opinions and representations shall be reasonably satisfactory in form and substance to the SF General Partner and the Special Committee, and no such opinion shall have been withdrawn or modified in any material respect.

      (e) Liquidation Distribution. Purchaser shall have delivered to the Trading Partnership, an opinion dated as of the Closing Date of Morrison & Hecker, L.L.P., counsel to the Purchaser, to the effect that, (i) when issued, the Purchaser Common Units to be issued in the Liquidation Distribution will be (A) fully paid, non-assessable and freely transferable (except with respect to persons deemed to be underwriters pursuant to Rule 145(c) under the Securities Act) Purchaser Common Units and (B) approved for listing on the New York Stock Exchange, subject to official notice of issuance, and (ii) the Liquidation Distribution has been validly registered under the Securities Act, and, to such counsel's knowledge, no stop order is in effect with respect thereto.

      (f) Fairness Opinion. The Smith Barney Opinion shall have been reaffirmed in writing as of the date of the Joint Proxy Statement/Prospectus.

      (g) Pending Claims. On the intended Closing Date, there shall not be pending in any court of competent jurisdiction any claim for money damages for which indemnity may be sought pursuant to Section 9.2(b) unless, the KM General Partner, Purchaser and New LP (i) shall have each waived their right to indemnification pursuant to Section 9.2(b) or (ii) demonstrated to the satisfaction of the SF General Partner that such claim has been settled or compromised on terms acceptable to the SF General Partner.

      (h) Increased Distribution. Prior to the Closing Date, Purchaser shall have publicly announced that, if the Closing occurs, it intends to increase its regular quarterly distribution to holders of Purchaser Common Units to at least $0.5625 per Purchaser Common Unit.

                                  ARTICLE VII
                        EMPLOYEES AND EMPLOYEE BENEFITS

      7.1 Severance Obligations. All costs of severance (a) under the Santa Fe
          ---------------------
Pacific Pipelines Inc. Severance Program which became effective on October 30, 1987, as amended ("Severance Program") (including related litigation costs but other than accrued or earned vacation) with respect of the employees employed by SF General Partner in connection with the business of the Trading Partnership and the Operating Partnership (i) not hired by KM General Partner at Closing and not otherwise retained by the SF General Partner or the KM General Partner beyond three months from Closing, or (ii) hired by the KM General Partner at Closing and terminated within one year (collectively, the employees in clauses
(i) and (ii) are referred to herein as, the "Employees"), (b) under Section 7 of those certain Employment Agreements , as amended ("Employment Agreements") by and between the SF General Partner and Messrs. Toole, Cunningham, Boarts, Pearl, Abboud and Edwards on account of a "Change of Control" or "BNSF Change in Control" (both as defined in the Employment Agreements) except for any "Tax Gross-Up Payment" as defined in the Employment Agreements, (c) amounts related to payments under the stock, phantom stock, unit or phantom unit plans maintained by the SF General Partner and identified on Schedule 7.1(c) which would be payable as a result of the transactions contemplated hereby, or (d) arising by operation of law, shall be for the Purchaser's account, and Purchaser shall indemnify, defend and hold harmless the SF General Partner from and against, and shall promptly reimburse the SF General Partner for, all Losses relating thereto; provided, that the SF General Partner shall not be entitled to indemnity for, and shall reimburse the Purchaser for, the first $4.5 million of such costs.

      7.2 Severance Process. The parties hereto agree that the severance process
          -----------------
shall be conducted in good faith in accordance with any applicable benefit plans and agreements of the SF General Partner and shall be controlled by the KM General Partner; provided, that the KM General Partner shall complete all initial notifications to Employees of such severance within thirty days from the Closing.

      7.3 Increased Severance Costs. Except as otherwise contemplated or
          -------------------------
permitted by this Agreement (including, without limitation, Section 5.2(a) and(d) hereof), the SF General Partner shall take no action that would reasonably be expected to result in increased severance cost obligations to Purchaser or its affiliates as set forth in Section 7.1 hereof without the prior written consent of the KM General Partner, and the SF General Partner shall take all actions consistent with this Agreement (to the extent permitted by law and the applicable benefit plans and agreements of the SF General Partner) reasonably requested by the KM General Partner in connection with the severance of the Employees. Attached hereto as Exhibit 7.3 is an amendment to the Severance Program which is hereby adopted by the SF General Partner and is hereby approved by Purchaser.

      7.4 Employment by SF General Partner. The SF General Partner agrees that
          --------------------------------
in the event the SF General Partner or its affiliates at any time during the period beginning three months after the Closing until one year after the Closing employ any Employee, the SF General Partner shall promptly pay to Purchaser an amount equal to the total severance benefit, if any, paid to such Employee by Purchaser pursuant to this Section 7.4 multiplied by a fraction the numerator of which is the number of months remaining in the above-described period after the date of such employment and the denominator of which is 12.

      7.5 Employee Benefit Plans. Except as otherwise provided in Section 7.1 or
          ----------------------
Section 5.19(a)(ii), the Purchaser shall have no other liabilities or obligations, contingent or otherwise, under any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), any employment agreements (or consulting agreements with natural persons) or any employee compensation plan, including without limitation, any pension, retirement, profit sharing, stock option, stock purchase, bonus, health, life, disability or fringe benefit plan sponsored or maintained by any of the SF Parties or any other entity in the same "control group" of organizations (as defined in Sections 414(b), (e), (m) or (o) of the Code) of which any of the SF Parties are members.

                                  ARTICLE VIII
                                  TERMINATION

      8.1 Events of Termination. Notwithstanding any other provision hereof,
          ---------------------
this Agreement may be terminated as set forth below.

      (a) Consent. By the KM General Partner and the SF General Partner upon their mutual written agreement.

      (b) Failure of KM Parties. By the SF General Partner in writing if any of the KM Parties shall (i) fail to perform in any material respect their respective agreements contained herein required to be performed by them on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach, either individually or in the aggregate, would constitute grounds for the SF Parties not to consummate the transactions contemplated hereby pursuant to Section 6.3, if either (A) such breach cannot be cured prior to the Closing Date, or (B) has not been cured within 45 days after the date on which written notice of such breach is given by the SF General Partner to the KM General Partner, specifying in reasonable detail the nature of such breach.

      (c) Failure of SF Parties. By the KM General Partner in writing if any of the SF Parties shall (i) fail to perform in any material respect their respective agreements contained herein required to be performed by then on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach, either individually or in the aggregate, would constitute grounds for the KM Parties not to consummate the transactions contemplated hereby pursuant to Section 6.2, if either (A) such breach cannot be cured prior to the Closing Date, or (B) has not been cured within 45 days after the date on which written notice of such breach is given by the KM General Partner to the SF General Partner, specifying in reasonable detail the nature of such breach.

      (d) Orders. By either the KM General Partner or the SF General Partner in writing if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on any of the SF Parties or the KM Parties, which prohibits or restrains any of such parties from consummating the transactions contemplated hereby, provided that all of such parties shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry by any such court or governmental or regulatory agency.

      (e) Outside Date. By either the KM General Partner or the SF General Partner in writing if the Closing has not occurred by March 16, 1998; provided, that no party whose breach hereof or failure to negotiate in good faith has been the cause of the failure shall have the right to terminate this Agreement under this Section 8.1(e); and provided, further, that if additional time is required to obtain the approval of the California Public Utilities Commission, then such date shall be extended as required to obtain such approval, but in no event beyond June 30, 1998.

      (f) Failure of Unit Holders to Approve. By either the KM General Partner or the SF General Partner in writing if the approval of the Purchaser's or the Trading Partnership's unit holders required under this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such unit holders or any adjournment thereof.

      (g) MAE of SF Parties. By the KM General Partner upon the occurrence of any event that (singly or together with any other such events) would reasonably be expected to have a Material Adverse Effect on the Trading Partnership or the Operating Partnership.

      (h) MAE of KM Parties. By the SF General Partner upon the occurrence of any event that (singly or together with any other such events) would reasonably be expected to have a Material Adverse Effect on the Purchaser and its significant subsidiaries, taken as a whole.

      (i) Superior Transaction. By the SF General Partner acting through the Special Committee if the Special Committee determines that a Possible Alternative would constitute a Superior Transaction.

      (j) SF Recommendation. By the KM General Partner if the SF Board of Directors or the Special Committee withdraws, modifies or changes in a manner adverse to Purchaser its recommendation that the holders of Trading Partnership Common Units approve the transactions contemplated by this Agreement to be approved by them.

      (k) KM Recommendation. By the SF General Partner if the Board of Directors of the KM General Partner withdraws, modifies or changes in a manner adverse to the SF Parties its recommendation that the holders of Purchaser Common Units approve the transactions contemplated by this Agreement to be approved by them.

      (l) Purchaser Average Price. By the SF General Partner, the Special Committee or the KM General Partner if the Purchaser Average Price is less than $31.32 or greater than $46.98 on any day after the date of this Agreement up to and including the Closing Date. The term "Purchaser Average Price" means the average of the daily high and low trading prices of Purchaser Common Units on the New York Stock Exchange on each of the 20 trading days ending the third trading day prior to the date as of which the calculation is made.

      8.2 Effect of Termination. The following provisions shall apply in the
          ---------------------
event of a termination of this Agreement:

      (a) No Liability. If this Agreement is terminated as permitted under
Section 8.1 (other than as permitted under Section 8.1(i)), no party hereto (or its officers or directors) will have any liability or further obligation to any other party to this

Agreement, except for obligations pursuant to the last sentence of Section 5.1 hereof and any liability resulting from the breach hereof.

      (b) Expense Reimbursement. If this Agreement is terminated as permitted under Section 8.1(i), or, during the pendency of a Superior Transaction, as permitted under Section 8.1(j), then the SF General Partner shall have the obligation to pay or cause to be paid to Purchaser its actual third party expenses arising out of the transactions contemplated hereby up to a maximum of $2.5 million, and upon receipt of such amount the KM Parties shall have no further recourse or claim against any party hereto. No obligations of the SF General Partner, the Trading Partnership or the Operating Partnership under this Agreement shall be terminated until such payment has been made.

      (c) Specific Performance. The parties hereto acknowledge that the transactions contemplated hereby are unique and specifically identifiable. Accordingly, the parties hereto further agree and stipulate that if the Closing does not occur because of the willful failure of the SF Parties, on the one hand, or the KM Parties, on the other hand, to perform their respective obligations hereunder, (i) monetary damages and any other remedy at law will not be adequate, (ii) the non-defaulting party shall be entitled to specific performance as the remedy for such breach, (iii) each party hereto agrees to waive any objection to the remedy of specific performance, (iv) each party agrees that the granting of specific performance by any court will not be deemed to be harsh or oppressive to the party who is ordered specifically to perform its obligations under this Agreement, and (v) in connection with any action for specific performance, the prevailing party shall be entitled to reasonable attorneys' fees and other costs of prosecuting or defending such action.

      (d) Other Remedies. The right to seek specific performance hereunder shall not preclude any party to seek any other remedy at law or in equity.

                                   ARTICLE IX
                                INDEMNIFICATION

      9.1 Indemnification of Certain SF Parties. The Purchaser, from and after
          -------------------------------------
the Closing, shall (and shall cause the Operating Partnership to) indemnify and hold harmless the SF General Partner, Holdings and their respective stockholders, officers, directors, affiliates, successors and assigns from and against any and all losses, costs, damages, expenses, liabilities and claims (collectively, "Losses") arising or resulting from, or relating to (a) the Trading Partnership or the Operating Partnership (whether prior to or after the Closing) (including, without limitation, the Sparks, Nevada environmental matters and any obligations pursuant to that certain Promissory Note made October 6, 1997 in the amount of $8 million and payable to Andrew B. Krafsur, in his capacity as Chapter 7 Trustee for the Bankruptcy Estate of El Paso Refinery, L.P. and the settlement agreement to which such note relates, (b) the VREDs, except as set forth in Section 1.4, (c) the severance costs referred to in
Article VII in excess of the $4.5 million referred to in Section 7.1 or any action taken by Purchaser or the KM General Partner in connection therewith, and (d) the amounts referred to in Section 5.19(a)(ii), except in each case for Losses for which the SF General Partner is indemnifying the Purchaser and it affiliates pursuant to Section 9.2 below. Without limiting the generality of the foregoing, from and after the Closing the Purchaser shall indemnify and hold harmless the SF General Partner, Holdings and their respective stockholders, officers, directors, affiliates, successors and assigns (including any person who has acted in any such capacity at any time prior to Closing), in the manner set forth in Section 6.7 of the Trading Partnership Agreement, from and against all Losses from which such persons, or any of them, would have been entitled to be indemnified pursuant to Section 6.7 of the Trading Partnership Agreement except in each case for Losses for which the SF General Partner is indemnifying the Purchaser and its affiliates pursuant to
Section 9.2 below.

      9.2 Indemnification of the KM Parties.
          ---------------------------------

      (a) Debt Indemnity. The SF General Partner, from and after the Closing Date, shall indemnify and hold harmless the KM General Partner and New LP from and against any and all Losses arising or resulting from, or relating to any payments that New LP, as the general partner of the Operating Partnership, or the KM General Partner, as general partner of New LP, is required to make (and makes) from its own funds (after prior recourse is had to the assets of the Operating Partnership) with respect to the First Mortgage Notes and any refinancing, refunding or replacement thereof ("Indemnified Debt"), due to the inability of the Operating Partnership to pay or refinance any such Indemnified Debt from the assets of the Operating Partnership. The indemnity described in this Section 9.2(a) ("Debt Indemnity") shall be limited to the amount of $190 million. The SF General Partner shall be subrogated to such rights of New LP to the extent that the SF General Partner has made any payment in respect of the Debt Indemnity.

      (b) Special Indemnity. The SF General Partner, from and after the Closing Date, shall indemnify and hold harmless the KM General Partner, Purchaser, New LP and their respective stockholders, unit holders, officers, directors, affiliates, successors and assigns from and against any and all Losses arising or resulting from, or relating to any claim for money damages by any limited partner of the Trading Partnership (other than Purchaser and its affiliates) relating to the fairness of the transactions contemplated by this Agreement to such limited partners; provided, however, that any liability for fees and expenses of attorneys for any such limited partner of the Trading Partnership shall be borne in equal halves by the SF General Partner, on the one hand, and the KM General Partner, Purchaser and New LP, on the other hand.

      (c) Other Indemnity. The SF General Partner, from and after the Closing Date, shall indemnify and hold harmless the KM General Partner, Purchaser, New LP, and their respective stockholders, unit holders, officers, directors, affiliates, successors and assigns from and against any and all Losses arising or resulting from, or relating to ("Other Indemnity") (i) any material breach of the representation or warranty in Section 3.6 hereof, (ii) any taxes assessed against the Purchaser or KM General Partner due to the liquidation of the Trading Partnership pursuant to the terms of this Agreement, (iii) any claim by any holder of the VREDs or the First Mortgage Notes, or by any lender under the Credit Agreement (other than by Purchaser and its affiliates) with respect to the VREDs, the First Mortgage Notes or the Credit Agreement, to the extent relating to any act or omission of the SF General Partner, Holdings or their affiliates prior to Closing, if such claim has been asserted in writing prior to the Closing and does not arise from or relate to the transactions contemplated by this Agreement or any action or omission otherwise requested by Purchaser, (iv) the fees and expenses referred to in Section 5.19(b), (v) any of the other liabilities or obligations set forth in Section 7.5 hereof or (vi) matters which are excluded from the reimbursement obligations provided for in
Section 5.19(a)(ii).

      9.3 Termination. All obligations of the SF General Partner (other than
          -----------
obligations with respect to payments that may become due as a result of any claims made by any holder of Indemnified Debt prior to date of termination) with respect to the Debt Indemnity shall terminate upon the delivery of a Put Notice or a sale pursuant to the exercise of the call rights described in Section 1.3 by the SF General Partner with respect to the Special Limited Partnership Interest. In addition, all obligations of the SF General Partner with respect to the Other Indemnity shall terminate on the second anniversary of the Closing.

      9.4 Demands. Each indemnified party hereunder agrees that promptly upon
          -------
its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

      9.5 Right to Contest and Defend. The indemnifying party shall be entitled
          ---------------------------
at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by counsel selected and employed by the indemnifying party and reasonably acceptable to the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. Provided that the indemnifying party acknowledges in writing that it is unconditionally obligated to provide such indemnification, the indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnifying party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If such abandonment or compromise contemplates (i) the unconditional release of the indemnified party from all further Claims arising out of the subject matter thereof, (ii) no admission of culpability by the indemnified party and (iii) no restrictions on the future operations of the indemnified party, and the indemnified party nevertheless determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

      9.6 Cooperation. If requested by the indemnifying party, the indemnified
          -----------
party agrees to cooperate with the indemnifying party and its counsel at the cost of the indemnifying party in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim.

      9.7 Right to Participate. The indemnified party and the indemnifying party
          --------------------
each agree to afford the other party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

      9.8 Payment of Damages. The indemnifying party shall pay to the
          ------------------
indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by the amount of all tax benefits and other reimbursements credited to or received by the other party related to the applicable Losses and shall be increased by the amount of all tax liabilities and other disbursements to be paid or incurred by the other party related to the receipt of funds pursuant to the indemnity.


                                   ARTICLE X
                                 MISCELLANEOUS

      10.1 Nonsurvival of Representations and Warranties. None of the
           ---------------------------------------------
representations and warranties in this Agreement shall survive the Closing except for the representations and warranties contained in Section 3.6 by the SF General Partner, which shall survive, as to the SF General Partner, for a period of 2 years following the Closing Date. All covenants, agreements and indemnities contained herein which, by their terms, are to be performed after the Closing shall survive the Closing.

      10.2 Notices. Any notice, request, instruction, correspondence or other
           -------
document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

               If to any of the SF Parties, addressed to:

               Santa Fe Pacific Pipelines, Inc.
               1100 Town & Country Road
               Orange, California 92868
               Attention: Mr. Irvin Toole, Jr.
               Telecopy: (714) 560-4602

               with a copy to:

               Burlington Northern Santa Fe Corporation
               2650 Lou Menk Drive
               Fort Worth, Texas 76131
               Attention: General Counsel
               Telecopy: (847) 352-7924

               with a copy to:

               Mayer, Brown & Platt
               190 South LaSalle Street

               Chicago, Illinois 60603-3441
               Attention: Mr. Richard S. Millard
               Telecopy: (312) 706-8172

               with a copy to:

               Gibson, Dunn & Crutcher
               333 S. Grand Avenue
               Los Angeles, California 90071
               Attention: Mr. Peter Zeigler
               Telecopy: (213) 229-6595

               If to any of the KM Parties, addressed to:

               Kinder Morgan Energy Partners, L.P.
               1301 McKinney Street, Suite 3450
               Houston, Texas 77010
               Attention: Mr. William V. Morgan
               Telecopy: (713) 844-9570

               with a copy to:

               Bracewell & Patterson, L.L.P.
               711 Louisiana, Suite 2900
               Houston, Texas 77002-2781
               Attention: Mr. David L. Ronn
               Telecopy: (713) 221-1212

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

      10.3 Governing Law. The provisions of this Agreement shall be governed by
           -------------
and construed and enforced in accordance with the laws of the State of Delaware and the federal laws of the United States. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (each a "Delaware Court") for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, (b) agrees that any such action, suit or proceedings may be brought or maintained only in a Delaware Court and in no other forum, (c) agrees that service of any process, summons, notice or document by U.S. Registered or certified mail to such party at the address specified in Section 10.2 shall be effective service of process in any such action, suit or proceeding in any Delaware Court, and (d) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or related to this Agreement or the transactions contemplated hereby in any Delaware Court located in Wilmington, Delaware, and further irrevocably and unconditionally waives and agrees not to plead a claim in any such court that any such action, suit or proceeding has been brought in an inconvenient forum.

      10.4 Entire Agreement; Amendments and Waivers. This Agreement constitutes
           ----------------------------------------
the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

      10.5 Binding Effect and Assignment. This Agreement shall be binding upon
           -----------------------------
and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of either the KM General Partner or the SF General Partner, as applicable, other than as set forth herein. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

      10.6 Severability. If any provision of the Agreement is rendered or
           ------------
declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

      10.7 Headings. The headings of the sections herein are inserted for
           --------
convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      10.8 Execution. This Agreement may be executed in multiple counterparts
           ---------
each of which shall be deemed an original and all of which shall constitute one instrument.

      EXECUTED as of the date first set forth above.



                              SANTA FE PACIFIC PIPELINE PARTNERS, L.P.
                              By Santa Fe Pacific Pipelines, Inc.,
                                        its general partner



                              By:____________________________
                              Name: Irvin Toole, Jr.
                              Title: President and CEO


                              SANTA FE PACIFIC PIPELINES, INC.



                              By:____________________________
                              Name: Irvin Toole, Jr.
                              Title: President and CEO



                              SFP PIPELINE HOLDINGS, INC.



                              By:____________________________
                              Name: Irvin Toole, Jr.
                              Title: President and CEO



                              KINDER MORGAN ENERGY PARTNERS, L.P.
                              By Kinder Morgan G.P., Inc.
                                      its general partner



                              By:____________________________
                              Name:__________________________
                              Title:_________________________


                              KINDER MORGAN G.P., INC.



                              By:____________________________
                              Name:__________________________
                              Title:_________________________

                                                                     EXHIBIT 5.6


                            Form of Affiliate Letter


                                     [Date]


Kinder Morgan Energy Partners, L.P.
1301 McKinney Street, Suite 3450
Houston, Texas 77010

Ladies and Gentlemen:

      The undersigned, a holder of limited partnership common units ("Common Units") of Santa Fe Pacific Pipeline Partners, L.P., a Delaware master limited partnership, in connection with certain transactions (the "Transactions") may be entitled to receive limited partnership common units ("KM Units") of Kinder Morgan Energy Partners, L.P. (the "Partnership"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Partnership within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

      If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer any KM Units received by the undersigned in exchange for any Common Units pursuant to the Transactions may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

      The undersigned hereby represents to and covenants with the Partnership that the undersigned will not sell, assign or transfer any of the KM Units that the undersigned receives in exchange for Common Units pursuant to the Transactions except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145, or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to the Partnership or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

      In the event of a sale or other disposition by the undersigned of KM Units pursuant to Rule 145, the undersigned will supply the Partnership with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that the Partnership may instruct its transfer agent to withhold the transfer of any KM Units disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of KM Units sold as indicated in the letter.

      The undersigned acknowledges and agrees that the appropriate legends will be placed on certificates representing KM Units received by the undersigned in the Transactions or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to the Partnership from independent counsel reasonably satisfactory to the Partnership to the effect that such legends are no longer required for purposes of the Act.

      The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of KM Units and (ii) the receipt by the Partnership of this letter is an inducement to the Partnership's obligations to consummate the Transactions.



                              Very truly yours,



                              [Name]

                                                                         ANNEX I
                                                                  TO EXHIBIT 5.6



                                     [Date]


Kinder Morgan Energy Partners, L.P.
1301 McKinney Street, Suite 3450
Houston, Texas 77010

Ladies and Gentlemen:

      On _______________ the undersigned sold the limited partnership common units ("Units") of Kinder Morgan Energy Partners, L.P., a Delaware master limited partnership (the "Partnership"), described below in the space provided for that purpose. The Units were received by the undersigned in connection with the transactions between the Partnership and Santa Fe Pacific Pipeline Partners, L.P.

      Based upon the most recent report or statement filed by the Partnership with the Securities and Exchange Commission, the Units sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

      The undersigned hereby represents that the Units were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Units, and that the undersigned has not made any payment in connection with the offer or sale of the Units to any person other than to the broker who executed the order in respect of such sale.

                              Very truly yours,


                              [Name]

[Provide description of Units in space provided below]